Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

Civista Bancshares, Inc.,

Civista Bank

and

Frederick Summers

dated as of

September 29, 2022

i

Table of Contents (continued)

ii

Table of Contents (continued)

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2022, is entered into by and among Vision Financial Group, Inc., a Pennsylvania corporation (the “Company”), Frederick Summers, a resident of the State of Florida (“Seller”), Civista Bank, an Ohio chartered commercial Bank (“Purchaser”), and Civista Bancshares, Inc., an Ohio corporation (“Purchaser Parent”).

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock (the “Shares”) of Vision Financial Group, Inc., a Pennsylvania corporation (the “Company”);

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, all of the Shares on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated by this Agreement, the Purchaser has, pursuant to the R&W Policy Binder, conditionally bound and agreed to obtain a representation and warranty insurance policy with respect to this Agreement providing coverage in the amount of $5,000,000 (the “R&W Policy”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given below:

“Acquisition Proposal” means any proposal, offer, or indication of interest (whether binding or non-binding, and whether communicated to Seller or the Company or publicly announced) by any Person (other than Purchaser or any of its Affiliates or representatives) relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or Seller by any Person, other than Purchaser or any of its Affiliates, of any Shares or other securities of the Company, or any merger, consolidation, share exchange, business combination or similar transaction involving the Company, or (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of all or any material portion of the assets or business of the Company.

“Affiliate” of any Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the first Person. For purposes of this definition, the term “control,” “controlled by” or “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, the right to appoint directors or managers, by contract, as trustee or executor, by proxy or agent or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary, or similar group defined under any state, local or non-U.S. Law).

“Agreement” is defined in the introductory paragraph hereof.

“Annual Origination Statement” is defined in Section 2.5(e).

“Applicable Law” means, with respect to any Person, any federal, foreign, state, local or municipal law, ordinance, regulation, statute, rule, code, constitution or treaty, Order of any Governmental Entity, or principle of common law applicable to such Person.

“Applicable Tax Action” is defined in Section 7.5.

“Audited Financial Statements” means the audited balance sheets of the Company as of December 31, 2020 and December 31, 2021 and the audited statements of income, changes in retained earnings and cash flows for the Company for each twelve-month period then ended, together with the reports thereon of Urish Popeck & Co., LLC, and including the notes thereto.

“Benefit Plan” means each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, and each severance, employment, equity, bonus, incentive, deferred compensation, fringe benefit, welfare, disability, vacation, paid-time off and any other employee benefit plan, agreement, program, policy and arrangement, in each case, whether or not subject to ERISA, whether formal or informal, whether oral or in writing and whether funded or unfunded, (i) which is or in the last six years has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, or other service provider of the Company or any ERISA Affiliate or any dependent of such individual, or (ii) under which the Company or any ERISA Affiliate has or may have any present or future liability.

“Business Data” means all personally-identifying information and data (whether of employees, contractors, consultants, customers or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed or stored by the Company in the current conduct of its businesses.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for the ordinary conduct of business in Pittsburgh, Pennsylvania.

“CBI Market Price” means the volume weighted average closing price of a CBI Share on The NASDAQ—Capital Market® for the ten consecutive trading days immediately preceding the Closing Date.

“CBI Shares” means shares of common stock, without par value, of Purchaser Parent.

“Civista SEC Reports” is defined in Section 4.10(b).

“Claim Notice” is defined in Section 8.4(b).

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Date Schedule” is defined in Section 2.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission Plan” is defined in Section 5.6(f).

“Company” is defined in the recitals hereto.

“Company 401(k) Plan” is defined in Section 5.6(b).

“Company Business Systems” is defined in Section 3.21(c).

“Company Common Stock” means shares of the Company’s common stock, par value $1.00 per share.

“Company Employee” is defined in Section 5.6(a).

“Company Group” means Buyer and any Affiliate of Buyer, including, without limitation, the Company after the Closing.

“Company Indemnified Persons” is defined in Section 5.8(a).

“Company Intellectual Property” means all material Intellectual Property that is owned by the Company or is currently used in the business of the Company.

“Company Material Adverse Effect” means any fact, event, occurrence, condition, circumstance or development that, individually or in the aggregate with all other facts, events, circumstances, or developments, has had, or would reasonably be likely to have, a material adverse effect on (i) the business, financial condition or results of operations of the Company taken as a whole or (ii) the ability of Seller to consummate the Transactions in accordance with this Agreement; provided, that the following changes and events (and any adverse effect on the Company resulting therefrom) shall not be taken into account in determining whether a Company

Material Adverse Effect described in clause (i) has occurred: (a) the negotiation or execution of this Agreement, any action taken by the Company pursuant to this Agreement or at Purchaser’s request or any matter disclosed in this Agreement or the Schedules, (b) the consummation of the Transactions or any public announcement relating to this Agreement, (c) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, (d) changes that are generally applicable to the industries and markets in which the Company operates, (e) changes in GAAP or the interpretation thereof, (f) changes in Applicable Laws or interpretations thereof by any Governmental Entity, (g) changes in global, national or regional economic, business, regulatory, market or political conditions (including the outbreak of war or acts of terrorism) or in national or global financial markets, (h) earthquakes, hurricanes, fires or other natural disasters, and (i) epidemics, pandemics, disease outbreaks, or other public health emergencies, including COVID-19 or COVID-19 Measures; provided, however, that any event or occurrence described in any of the foregoing clauses (d), (e), (f) or (g) shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such event or occurrence disproportionally adversely affects the Company relative to other participants in the equipment financing industry in which the Company conducts its business.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed or stored by the Company in the current conduct of its businesses.

“Company Transaction Expense Schedule” is defined in Section 2.3(e).

“Company Transaction Expenses” means, without duplication, and in each case to the extent unpaid as of immediately prior to the Closing, (a) the fees and expenses owed by the Company to its investment bankers, attorneys, accountants and other professionals payable in connection with this Agreement or the consummation of the Transactions, (b) fifty percent (50%) of the R&W Policy Costs and fifty percent (50%) of the escrow fees payable pursuant to Section 10.1 and (c) the aggregate amount of any transaction, sale, change-of-control, retention or similar bonuses or payments owed by the Company as a direct result of the Transactions to any director, officer or employee thereof (in such capacity), including the Management Bonuses and the Employee Pool Payments, and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, “Company Transaction Expenses” shall not include any amounts to the extent included in Stockholder Equity as finally determined.

“Competing Business” means any person, entity, or business which is directly or indirectly involved or engaged in any type of business conducted by the Company prior to the Closing, including, without limitation, the business of providing equipment leasing and/or similar finance products.

“Confidential Information” is defined in Section 5.1.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 28, 2022, entered into by Purchaser (or one of its Affiliates) and Keefe, Bruyette & Woods, Inc., as agent for the Company.

“Contract” means any agreement, contract, commitment, lease, license, purchase order or other instrument to which the Company is a party, including any amendments and other modifications thereto, that is legally binding on the Company, whether written or oral.

“Copyrights” means United States copyrights and all registrations and applications to register the same.

“COVID-19” means COVID-19 or SARS-Co-V-2 virus (or any mutation or variation thereof) or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means, as applicable to a party, (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Applicable Law, or any other Applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 and (b) such other measures taken by such party to the extent determined to be in good faith by such party to be reasonably necessary to avoid or mitigate material risk of physical injury or harm to any human Person (or to otherwise protect or preserve the health or safety of any human Person) or a material financial loss or damage to such party in connection with or in response to COVID-19 or any other global or regional health event.

“Customer Agreements” is defined in Section 3.13(a).

“Data Security Requirements” means, collectively, all of the following but only to the extent relating to privacy, security or security breach notification requirements that are applicable to the Company due to the current conduct of its business, or to its use of the Company Business Systems or any Business Data: (a) the Company’s own rules, policies and procedures; (b) all Applicable Laws; and (c) industry standards applicable to the industry in which the Company’s business currently operates and with which the Company must comply (including the Payment Card Industry Data Security Standard (PCI DSS)).

“De Minimis Amount” is defined in Section 8.6(a)(i).

“Deductible Amount” is defined in Section 8.6(a)(ii).

“Designated Employees” means Seller, William P. Summers, Kevin Canepa and Conrad Eimers.

“Earn-Out Share Agreements” is defined in Section 2.5(b).

“Earn-Out Shares” is defined in Section 2.5(a).

“Employee Bonus Pool Amount” is defined in Section 5.6(g).

“Employee Bonus Pool Payments” is defined in Section 5.6(g).

“Encumbrances” means any and all liens, charges, security interests, claims, mortgages, pledges, encumbrances, deeds of trust, judgments, voting trusts and other restrictions on title or transfer (but excluding restrictions on the transfer of the Shares imposed by federal, state or foreign securities laws).

“Environmental Laws” means all Applicable Laws, judgments and orders in effect on the date hereof and relating to pollution or protection of the environment (including ambient air,

surface water, groundwater, land surface or subsurface strata), including Applicable Laws relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the use, presence, treatment, generation, processing, storage, disposal, transportation, handling, control or cleanup of Hazardous Substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Applicable Law, including nominee, qualifying and similar shares and any rights, warrants or options exchangeable or exercisable for or convertible into shares of capital stock, partnership interests, membership interests, equity interests or similar interests.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with the Company, within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Account” is defined in Section 2.3(g).

“Escrow Agent” means KeyBank National Association, a national banking association.

“Escrow Agreement” is defined in Section 2.3(g).

“Escrow Amount” means an amount equal to $225,000; provided that, from and after the Closing, “Escrow Amount” shall mean the amount of funds held by the Escrow Agent in the Escrow Account opened to hold such initial amount.

“Estimated Base Purchase Price” is defined in Section 2.3(c).

“Estimated Closing Date Schedule” is defined in Section 2.3(d).

“Estimated Stockholder Equity” is defined in Section 2.3(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” is defined in Section 2.3(g).

“Final Base Purchase Price” means an amount equal to (a) $36,500,000, (b) (i) plus the amount by which the Final Stockholder Equity exceeds the Target Stockholder Equity, if applicable, (ii) minus the amount by which the Target Stockholder Equity exceeds the Final Stockholder Equity, if applicable, (c) minus the aggregate amount of the Company Transaction Expenses (excluding the aggregate value of the Management Bonus Stock and the Management Bonus Earn-Out Shares but including the Employee Bonus Pool Amount), (d) minus the amount of the Subordinated Debt.

“Final Closing Date Schedule” is defined in Section 2.4(d).

“Final Stockholder Equity” is defined in Section 2.4(d).

“Fraud” means, with respect to any Person, the actual and intentional misrepresentation of material fact in the making of representations and warranties hereunder or any schedule or certificate delivered pursuant to the provisions of this Agreement, which misrepresentation constitutes common law fraud under Delaware law and involves the actual knowledge that the representations and warranties made by such Person were inaccurate at the time they were made. For the avoidance of doubt, “Fraud” shall not include constructive fraud or any form of fraud based on recklessness or negligence.

“Fundamental Representations” means the representations set forth in Sections 3.1 (Authorization), 3.2 (Execution; Validity of Agreement), 3.4 (Ownership of Shares), 3.6 (Capitalization), 3.7 (Subsidiaries), the first sentence of 3.11 (Title to Assets), 3.20 (Tax Matters), and 3.25 (Brokers or Finders).

“GAAP” means United States generally accepted accounting principles, consistently applied, and, when used with respect to the Company, in accordance with the accounting policies, principles, methods and practices historically utilized by the Company.

“Governmental Entity” means any court, administrative agency, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any federal, foreign, state, county, city or other government or political subdivision thereof.

“Group Return” means the U.S. federal income Tax Return filed for a taxable year of the affiliated group (as defined in Section 1504 of the Code) that includes Purchaser.

“Hazardous Substance” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (including all principal, interest, premiums, penalties, fees, expenses, indemnities, and breakage costs), (b) all indebtedness of such Person evidenced by any note, bond, debenture, or other debt security, (c) all obligations of such Person as lessee under leases that are properly recorded as capital leases under GAAP, and (d) all indebtedness of others referred to in clauses (a) through (c) above guaranteed by such Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Insurance Policies” is defined in Section 3.15.

“Intellectual Property” means Marks, Patents, Copyrights, Trade Secrets and internet domain names.

“Interim Management Financial Statements” means the unaudited balance sheet of the Company as of August 31, 2022 and the unaudited statement of income for the Company for the interim period then ended, in each case prepared by the management of the Company.

“IRS” means the Internal Revenue Service.

“Key Employee Agreement” is defined in Section 2.6(i).

“Key Employees” means each of Kimberly S. Smith, William P. Summers and Conrad Eimers.

“Losses” means out-of-pocket losses, damages, awards, fines, assessments and penalties incurred in defense or settlement of actions, suits, claims and proceedings, including reasonable attorneys’ fees and other reasonable expenses of litigation or similar proceedings (but excluding any internal costs and expenses incurred by any party entitled to indemnification under this Agreement).

“Management Bonus Cash” means the portion of the Management Bonuses that is payable in cash.

“Management Bonus Earn-Out Shares” means the portion of the Management Bonuses that is payable in Earn-Out Shares.

“Management Bonus Schedule” has the meaning set forth in Section 2.3(d).

“Management Bonus Stock” means the portion of the Management Bonuses that is payable in CBI Shares.

“Management Bonuses” means the transaction bonuses payable to the Key Employees pursuant to (i) that certain Transaction Bonus Agreement between Kimberly S. Smith and the Company dated July 15, 2022; (ii) that certain Transaction Bonus agreement between William P. Summers and the Company dated July 15, 2022; and (iii) that certain Employment Agreement Amendment between Conrad Eimers and the Company dated July 17, 2022.

“Marks” means United States trademarks, trade dress, service marks, logos, trade names and all registrations and applications to register the same.

“Material Contracts” is defined in Section 3.14(a).

“Measurement Time” means 11:59 p.m. prevailing Eastern Time on the last day of the calendar month immediately preceding the Closing Date.

“Neutral Accountant” means Grant Thornton LLP or another independent certified public accounting firm of national or regional reputation mutually satisfactory to Purchaser and Seller.

“Noncompetition Agreement” is defined in Section 2.6(e).

“Operating Document” means with respect to any corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity.

“Order” means any award, decision, judgment, decision, order or ruling entered, issued, made or rendered by any court, arbitrator or other Governmental Entity.

“Organizational Document” means with respect to any corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of formation or other applicable organizational or charter documents relating to the creation of such entity.

“Origination Statement Review Period” is defined in Section 2.5(e).

“Origination Targets” has the meaning set forth in Section 2.5(d).

“Originations” has the meaning set forth in Section 2.5(a)(iii).

“Patents” means issued United States patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings and for which adequate provisions have been established in accordance with GAAP; (b) statutory, common law or civil law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented pursuant to which the Company is not in default in any material respect; (c) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable; and (d) any minor imperfection of title or recorded easements, covenants, conditions or other restrictions (including rights of way, zoning and setback requirements) that individually or in the aggregate with other such items would not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the current use or operation of, the assets of the Company affected by such items.

“Person” means a natural person, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other legal entity, including any Governmental Entity.

“Portfolio Tape” is defined in Section 3.13(a).

“Post-Closing Deduction Amount” means, without duplication and with respect to a Group Return, the aggregate amount of the deductions that may be claimed on such Group Return attributable to (i) the payment of any Company Transaction Expenses on or after the Closing Date, (ii) the issuance or vesting of any Management Bonus Stock and Management Bonus Earn-Out Shares described in Section 2.3(e)(ii) (including any deduction attributable the payment of the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related thereto), (iii) the pay-off of the Subordinated Debt or (iv) the payment of any other liabilities on the Closing Date that are taken into account in the determination of the Final Stockholder Equity. For the avoidance of doubt, the calculation of the “Post Closing Deduction Amount” shall not take into account the amount of any deduction attributable to a Transaction Tax Benefit Payment.

“Pre-Closing Income Tax Returns” is defined in Section 7.2.

“Pre-Closing Tax Periods” is defined in Section 7.2.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Assumed Rate” means an assumed income Tax rate of 21.378%.

“Purchaser Indemnified Party” is defined in Section 8.2.

“Purchaser Material Adverse Effect” means any fact, event, occurrence, condition, circumstance or development that, individually or in the aggregate with all other facts, events, circumstances, or developments, has had, or would reasonably be likely to have, a material adverse effect on (i) the business, financial condition or results of operations of Purchaser or Purchaser Parent taken as a whole or (ii) the ability of Purchaser or Purchaser Parent to consummate the Transactions in accordance with this Agreement; provided, that the following changes and events (and any adverse effect on Purchaser or Purchaser Parent resulting therefrom) shall not be taken into account in determining whether a Purchaser Material Adverse Effect described in clause (i) has occurred: (a) the negotiation or execution of this Agreement, any action taken by Purchaser or Purchaser Parent pursuant to this Agreement or at Seller’s request, (b) the consummation of the Transactions or any public announcement relating to this Agreement, (c) any failure by Purchaser or Purchaser Parent to meet any internal or published projections, forecasts or revenue or earnings predictions, (d) changes that are generally applicable to the industries and markets in which Purchaser or Purchaser Parent operates, (e) changes in GAAP or the interpretation thereof, (f) changes in Applicable Laws or interpretations thereof by any Governmental Entity, (g) changes in global, national or regional economic, business, regulatory, market or political conditions (including the outbreak of war or acts of terrorism) or in national or global financial markets, (h) earthquakes, hurricanes, fires or other natural disasters, and (i) epidemics, pandemics, disease outbreaks, or other public health emergencies, including COVID-19 or COVID-19 Measures; provided, however, that any event or occurrence described in any of the foregoing clauses (d), (e), (f) or (g) shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred to the extent that such event or occurrence disproportionally adversely affects Purchaser or Purchaser Parent relative to other participants in the banking industry in which Purchaser and Purchaser Parent conducts their business.

“Purchaser-Prepared Tax Returns” is defined in Section 7.2.

“Purchaser Releasee” is defined in Section 5.11.

“R&W Policy” is defined in the recitals hereto.

“R&W Policy Binder” means the policy binder dated as of September 29, 2022, between Purchaser and VALE Insurance Partners, as Insurer, pursuant to which such Insurer has committed, subject to the satisfaction of the conditions set forth therein, to issue the R&W Insurance Policy to Purchaser as of the Closing Date.

“R&W Policy Costs” is defined in Section 10.1.

“Real Property” is defined in Section 3.12(b).

“Real Property Leases” is defined in Section 3.12(a).

“Registered Intellectual Property” means all (a) Patents, (b) registered Marks, applications to register Marks, intent to use applications or other registrations or applications related to Marks, (c) registered Copyrights and applications for Copyright registration, and (d) internet domain names.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of a Hazardous Substance into the environment.

“Restricted Period” is defined in Section 5.4(b).

“Restricted Territory” means the United States of America.

“Review Period” is defined in Section 2.4(a).

“Sample Stockholder Equity Calculation” means the sample calculation of Stockholder Equity as of September 30, 2022 set forth on Exhibit A.

“SEC” is defined in Section 4.10(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the introductory paragraph hereof.

“Seller Guaranties” is defined in Section 5.12.

“Seller Indemnified Party” is defined in Section 8.3.

“Seller Releasor” is defined in Section 5.11.

“Seller’s Knowledge” means the actual knowledge of Seller, William P. Summers, Conrad Eimers, Kevin Canepa, Kimberly Smith, and/or Kim Flowers, after reasonable inquiry.

“Shares” is defined in the recitals hereto.

“Stimulus Program” is defined in Section 3.20(l).

“Stock Consideration” is defined in Section 2.3(b).

“Stock Consideration Value” is defined in Section 2.3(b).

“Stockholder Equity” means the total stockholder equity of the Company, determined as of the Measurement Time in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used by the Company in preparation of its Audited Financial Statements. For illustration and the avoidance of doubt, Stockholder Equity is to be calculated pursuant to the methodology set forth on the Sample Stockholder Equity Calculation.

“Straddle Period” is defined in Section 7.6.

“Subordinated Debt” means the subordinated Indebtedness of the Company set forth on Schedule 2.3(d), in the amount determined as of immediately prior to the Closing.

“Target Stockholder Equity” means $8,053,789.

“Tax Benefit” means an amount equal to (a) the excess, if any, of (i) the Indemnified Party’s liability for Taxes in the taxable year of the applicable Loss, calculated by excluding any Tax items attributable to such Loss, over (ii) the Indemnified Party’s actual liability for Taxes for such taxable year (calculated by taking into account any Tax items attributable to the applicable Loss for such taxable year and treating such Tax items as the last items claimed for the taxable year), reduced, but not below zero, by (b) the present value, if any, of a reduction of depreciation or amortization deductions available to the Indemnified Party (due to the reduction in Final Purchase Price resulting from the indemnification payment made by the Indemnifying Party with respect to the applicable Loss) for current and future years, applying a discount rate of 3% and the Tax rates applicable to the Indemnified Party in the taxable year of the indemnification payment. Any determination of whether a Tax Benefit exists shall be made in the reasonable, good faith discretion of the Indemnified Party after consultation with the Indemnified Party’s accounting firm and shall be accompanied by a reasonably detailed explanation delivered to the Indemnifying Party and such other information as is reasonably required by the Indemnifying Party, being binding on all parties hereto without any other party’s review of any books, records or Tax Returns of the Indemnified Party or its Affiliates.

“Tax Contests” is defined in Section 3.20(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) any federal, state, local or foreign taxes, including all income, gross receipts, unemployment compensation, payroll, social security, workers’ compensation, disability, estimated, alternative minimum, add-on minimum, transfer, excise, customs, import duties and fees, privilege, real property, personal property, ad valorem, natural resources, environmental, escheat, unclaimed and abandoned property, capital stock, franchise, license, value added, sales, use and any other tax or other similar governmental charge, imposition, levy or assessment, of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Entity, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto, or in respect of the failure to comply with any requirement imposed with respect to a Tax Return, or (b) any liability of any Person for the payment of any amounts of the type described in the foregoing clause (a) arising or payable by reason of Contract (including any tax indemnification agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement), assumption, transferee, successor or similar liability, operation of Applicable Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar legal requirement)) or otherwise.

“Third Party Claim” is defined in Section 8.4(a).

“Third Party Claim Notice” is defined in Section 8.4(a).

“Title IV Benefit Plan” means a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA.

“Total Consideration” is defined in Section 2.3(a).

“Trade Secret” means information, including a formula, pattern, compilation, program device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Noncompetition Agreements and each other agreement, certificate, instrument and document executed and delivered in connection with the Transactions.

“Transaction Tax Benefit Payment” is defined in Section 7.6(b).

“Transactions” means all of the transactions provided for in, or contemplated by, this Agreement and the other Transaction Documents.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.

ARTICLE II.

PURCHASE AND SALE OF THE SHARES

Section 2.1    Sale and Transfer of Shares.

On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser all of the Shares, free and clear of all Encumbrances, and Purchaser shall purchase and acquire all of the Shares from Seller.

Section 2.2    The Closing.

The closing of the Transactions (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202 or remotely via the electronic exchange of documents and signatures on the first Business Day following the calendar month during which the conditions set forth in Article VI have been satisfied or waived in writing (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of such conditions), unless otherwise mutually agreed upon in writing by Purchaser and Seller, or at such other place or on such other date as Purchaser and Seller may mutually agree (the date on which the Closing occurs is referred to herein as the “Closing Date”).

Section 2.3    Purchase Price and Related Matters.

(a)      Consideration. The aggregate consideration (the “Total Consideration”) to be delivered to Seller by Purchaser for the purchase of the Shares by Purchaser shall be the sum of (i) the Estimated Base Purchase Price (subject to adjustment pursuant to Section 2.4), plus (ii) the Stock Consideration, plus (iii) the Earn-Out Shares.

(b)      Stock Consideration. At the Closing, in satisfaction of Purchaser’s obligation to deliver the Stock Consideration to Seller, Purchaser Parent shall issue to Seller an aggregate number of CBI Shares equal to (i)(A) $5,250,000 (the “Stock Consideration Value”) divided by (B) the CBI Market Price, minus (ii) the number of CBI Shares issued as Management Bonus Stock (such CBI Shares to be issued to Seller, the “Stock Consideration”); provided, that Purchaser Parent shall not issue to Seller any fractional CBI Shares and if the foregoing calculation would result in Seller being entitled to a fraction of a CBI Share, such fraction shall be rounded to the nearest whole number, with 0.5 being rounded up. In the event that, prior to the Closing Date, the outstanding CBI Shares shall have been increased, decreased, exchanged, combined or changed into a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization affecting the CBI Shares, the Stock Consideration shall be proportionately adjusted to provide Seller a number of CBI Shares having the same economic effect as contemplated by this Agreement prior to such event. At the Closing, Purchaser Parent shall deliver to Seller evidence of shares in book entry representing the number of shares reflecting the Stock Consideration.

(c)      Estimated Base Purchase Price. At the Closing, Purchaser shall pay to Seller an amount in cash equal to (i) $36,500,000, (ii)(A) plus the amount by which the Estimated Stockholder Equity exceeds the Target Stockholder Equity, if applicable, (B) minus the amount by which the Target Stockholder Equity exceeds the Estimated Stockholder Equity, (iii) minus the amount of the Company Transaction Expenses (excluding the aggregate value of the Management Bonus Stock and the Management Bonus Earn-Out Shares but including the Employee Bonus Pool Amount), (iv) minus the amount of the Subordinated Debt (the result of such calculation, the “Estimated Base Purchase Price”), and (v) minus the Escrow Amount, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller prior to the Closing.

(d)      Estimated Closing Date Schedule. No less than three (3) days prior to the Closing, Seller or the Company shall deliver to Purchaser a schedule (the “Estimated Closing Date Schedule”) setting forth (i) an internally prepared balance sheet of the Company, together with a calculation of the Stockholder Equity as of the Measurement Time (the “Estimated Stockholder Equity”), (ii) a schedule setting forth the amount of all Company Transaction Expenses to be paid at the Closing and the payees thereof, (iii) a schedule setting forth the amount of the Subordinated Debt to be repaid at the Closing, together with a statement setting forth the amount due to each lender of such Subordinated Debt, (iv) a schedule setting forth the amount of each of the Management Bonuses, including the amount of Management Bonus Cash, Management Bonus Stock, and Management Bonus Earn-Out Shares to be paid or issued to each of the Key Employees (the “Management Bonus Schedule”); provided, that (x) no fractional CBI Shares will be issued to any Key Employee and if the calculation of the Management Bonus Stock or Management Bonus Earn-Out Shares would result in any Key Employee being entitled to a fraction of a CBI Share, such fraction shall be rounded to the nearest whole number, with 0.5 being rounded up and (y) in the event that, prior to the Closing Date, the outstanding CBI Shares shall have been increased, decreased, exchanged, combined or changed into a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization affecting the CBI Shares, the Management Bonus Stock and Management Bonus Earn-Out Shares shall be proportionately adjusted to provide each Key Employee the number of Management Bonus Stock and Management Bonus Earn-Out Shares having the same economic effect as contemplated by this Agreement prior to such event, and (v) reasonable detail of the calculations supporting Seller’s computations thereof. The Estimated Stockholder Equity will be prepared in good faith and calculated pursuant to the methodology used in preparation of the Sample Stockholder Equity Calculation. After receipt of the Estimated Closing Date Schedule, Seller and the Company shall make the work papers, back-up materials and books and records used in preparing the Estimated Closing Date Schedule available for review by Purchaser and its accountants and other representatives; provided, that such review by Purchaser and its representatives shall be conducted in a manner that does not unreasonably interfere with the normal business operations of the Company. Seller and the Company shall consider in good faith any changes to the Estimated Closing Date Schedule, if any, proposed by Purchaser.

(e)      Company Transaction Expenses. At the Closing:

(i)      Purchaser shall (on behalf of the Company), or shall cause the Company to (and shall provide sufficient funds to the Company to enable it to) pay in cash all of the Company Transaction Expenses identified on the Estimated Closing Date Schedule (excluding the Management Bonus Stock and Management Bonus Earn-Out Shares); provided, that with respect to any such payments to be made to employees of the Company that are compensatory in nature, Purchaser shall provide sufficient funds to the Company to enable it to make such payments, which Purchaser shall cause the Company to make on the Closing Date (or if due and payable subsequent to the Closing Date, when due and payable), subject to, and net of, the amount of any applicable employment, payroll and income Tax withholdings; provided, further, that if the amount of such compensatory payments actually made by the Company is less than the amount set forth on the Estimated Closing Date Schedule (for example, if an employee becomes ineligible to receive a retention payment between the Closing Date and the payment date), then Purchaser shall cause the Company to promptly pay such difference to Seller; and

(ii)      Purchaser Parent shall issue the Management Bonus Stock and Management Bonus Earn-Out Shares to the Key Employees in accordance with the Management Bonus Schedule and shall deliver to each Key Employee evidence of shares in book entry representing such Key Employee’s Management Bonus Stock and Management Earn-Out Shares, and Earn-Out Share Agreements setting forth the terms and conditions of such Key Employee’s Management Earn-Out Shares.

(f)      Payoff of Subordinated Debt. At the Closing, Purchaser shall (on behalf of the Company) pay in full the Subordinated Debt as set forth on Schedule 2.3(f) by wire transfer of immediately available funds in the amounts and to the lenders identified on the Estimated Closing Date Schedule.

(g)      Escrow Amount. At the Closing, Purchaser shall transfer the Escrow Amount in immediately available funds to the Escrow Agent, to be held in an escrow account with the Escrow Agent (the “Escrow Account”) and disbursed pursuant to the terms and conditions of this Agreement and an escrow agreement by and among Purchaser, Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount will be held in escrow and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement; provided, that the Escrow Agreement shall provide for the disbursement to Seller of the portion of the Escrow Amount that, as of the twelve (12) month anniversary of the Closing Date (the “Expiration Date”), has not been disbursed to any Purchaser Indemnified Party and is not being held by the Escrow Agent pending resolution of any unresolved indemnification claim of a Purchaser Indemnified Party hereunder.

Section 2.4    Post-Closing Adjustment.

(a)      Delivery of Closing Date Schedule. Within sixty (60) days following the Closing Date, Purchaser, at its expense, shall prepare and deliver to Seller a schedule (the

“Closing Date Schedule”) setting forth a statement of (i) an internally prepared balance sheet of the Company as of the Measurement Time, together with a calculation of the Stockholder Equity and reflecting the components (and the amounts thereof) necessary to compute the Stockholder Equity, (ii) the computation of the Final Base Purchase Price and (iii) Purchaser’s calculation of the amount payable, if any, pursuant to Section 2.4(e) based on the foregoing. The Stockholder Equity reflected on the Closing Date Schedule will be determined in good faith and calculated pursuant to the methodology used in preparation of the Sample Stockholder Equity Calculation. Seller shall have the right to review the Closing Date Schedule for a period of forty-five (45) days following the delivery of the Closing Date Schedule by Purchaser (the “Review Period”). Purchaser shall make the work papers, back-up materials and books and records used in preparing the Closing Date Schedule available to Seller and his accountants at reasonable times and upon reasonable notice following the delivery of the Closing Date Schedule by Purchaser to Seller hereunder, and any delay in making such documents and materials available shall result in an automatic extension of the Review Period by a number of days equal to such delay. Purchaser and Seller agree that the purpose of preparing the Closing Date Schedule and determining the Stockholder Equity and the related purchase price adjustment contemplated by this Section 2.4 is to measure the Stockholder Equity as of the Measurement Time in a manner consistent with the methodology used in preparation of the Sample Stockholder Equity Calculation and not to permit the introduction of different accounting methods, policies, principles, practices, judgments or procedures.

(b)      Objections. Seller shall have the right to object to any amount or computation appearing in the Closing Date Schedule by notifying Purchaser in writing of such objections prior to the expiration of the Review Period. Any such notice of objection by Seller shall indicate each disputed item or amount and the basis for Seller’s objection therewith in reasonable detail. If Seller does not make any such objection prior to the expiration of the Review Period, the Stockholder Equity (together with all components thereof, and the amounts of such components, necessary to compute the Stockholder Equity) and the Final Base Purchase Price, in each case as set forth on the Closing Date Schedule, shall be determinative for purposes of this Section 2.4 and shall be final and binding on all of the parties to this Agreement. Purchaser will make the work papers, back-up materials, and books and records used in preparing the Closing Date Schedule, and any books, records and financial staff of the Company, available to Seller and his accountants, counsel and other representatives and to the Neutral Accountant resolving any dispute concerning the Stockholder Equity or the Closing Date Schedule at reasonable times and upon reasonable notice during (i) the Review Period, and (ii) the resolution by Purchaser, Seller and, if applicable, the Neutral Accountant of any disputes as set forth in Section 2.4(c).

(c)      Resolution of Disputes. If Seller provides a notice of objection in accordance with Section 2.4(b) with regard to any one or more items, amounts or computations appearing in the Closing Date Schedule prior to the expiration of the Review Period, Seller and Purchaser shall, during the thirty (30) day period following the delivery of Seller’s objection, attempt in good faith jointly to resolve the matters on the Closing Date Schedule to which Seller objected. Any items, amounts or computations so resolved by the parties shall be deemed to be final, correct and determinative as so resolved and shall be binding on all the parties to this Agreement. In the event Seller and Purchaser cannot resolve all of such matters by the end of such thirty (30) day period, any party may immediately engage the Neutral Accountant to resolve any items that remain in dispute. Each of Purchaser and Seller shall present its or his position on the disputed items to the Neutral Accountant in writing, and the parties shall require the Neutral Accountant, within thirty (30) days thereafter, acting as an expert and not an arbitrator, to resolve only the matters objected to by Seller and not resolved by Seller and Purchaser with respect to the determination of the Stockholder Equity. The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by Seller and Purchaser in their written submissions to the Neutral Accountant. All fees and expenses of the Neutral Accountant in connection with any dispute under this Section 2.4(c) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

(d)      Final Closing Date Schedule. The Stockholder Equity as finally determined pursuant to Section 2.4(b) or Section 2.4(c) (the “Final Stockholder Equity”) and the Final Base Purchase Price based thereon, shall be determinative for purposes of this Section 2.4 and shall be final and binding on all of the parties to this Agreement. All components, and the amounts of such components, necessary to compute the final and binding Final Stockholder Equity and the Final Base Purchase Price based thereon, are referred to herein, collectively, as the “Final Closing Date Schedule.”

(e)      Payment.

(i)      If the Final Base Purchase Price as reflected on the Final Closing Date Schedule is less than the Estimated Base Purchase Price, then Seller shall pay an amount equal to such shortfall to the Company via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule.

(ii)      If the Final Base Purchase Price exceeds the Estimated Base Purchase Price, then Purchaser shall pay to Seller an amount equal to such excess via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule.

(iii)      If the Final Base Purchase Price equals the Estimated Base Purchase Price, then there shall be no payment pursuant to this Section 2.4(e).

(iv)      Any payment made after the Closing pursuant to this Section 2.4(e) shall be treated as an adjustment to the purchase price for Tax purposes.

(f)      Final and Binding Adjustment. Each party hereto acknowledges and agrees that the adjustment provisions set forth in this Section 2.4 shall be final and binding on Purchaser and Seller with respect to (i) determining whether or not any adjustment is required be made to the Estimated Base Purchase Price pursuant to this Agreement and (ii) determining the amount of any such adjustment.

Section 2.5    Earn-Out Consideration.

(a)      Issuance of Earn-Out Shares. As additional consideration for the purchase of the Shares, in satisfaction of Purchaser’s obligation to deliver the Earn-Out Shares to Seller, Purchaser Parent shall grant and issue to Seller at Closing shares of restricted CBI Shares (“Earn-Out Shares”) in the following amounts and having the following terms:

(i)      2023 Earn-Out Shares. Purchaser Parent shall issue to Seller a number of Earn-Out Shares equal to (i) (A) $2,625,000 divided by (B) the CBI Market Price minus (ii) one-half of the number of restricted CBI Shares issued as Management Earn-Out Shares, which (along with one-half of the restricted CBI Shares issued as Management Earn-Out Shares) shall be subject to vesting if (and shall be subject to forfeiture unless) either (y) the Company generates at least $155 million in Originations during the calendar year ending December 31, 2023 or (z) the Company generates at least $350 million in aggregate Originations during the two calendar years ending December 31, 2024 (the “2023 Earn-Out Shares”).

(ii)      2024 Earn-Out Shares. Purchaser Parent shall issue to Seller a number of Earn-Out Shares equal to (i) (A) $2,625,000 divided by (B) the CBI Market Price minus (ii) one-half of the number of restricted CBI Shares issued as Management Earn-Out Shares, which (along with one-half of the restricted CBI Shares issued as Management Earn-Out Shares) shall be subject to vesting if (and shall be subject to forfeiture unless) either (y) the Company generates at least $207.5 million in Originations during the calendar year ending December 31, 2024 or (z) the Company generates at least $350 million in aggregate Originations during the two calendar years ending December 31, 2024 (the “2024 Earn-Out Shares”).

(iii)      Originations. As used herein, the term “Originations” shall mean the principal value, based on the cost of equipment funded, of actual, closed originations of equipment leases, loans, rentals, notes and similar equipment-related financing products offered by the Company during the applicable year, calculated in accordance with the practices of the Company in effect as of immediately prior to the date hereof.

(iv)      No Fractional Shares. Notwithstanding anything to the contrary contained herein, Purchaser Parent shall not issue to Seller any fractional Earn-Out Shares and if the foregoing calculation would result in Seller being entitled to a fraction of an Earn-Out Share, such fraction shall be rounded to the nearest whole number, with 0.5 being rounded up.

(v)      Adjustments to Earn-Out Shares. In the event that, prior to the Closing Date, the outstanding CBI Shares shall have been increased, decreased, exchanged, combined or changed into a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization affecting the CBI Shares, the Earn-Out Shares (including the amounts thereof) shall be proportionately adjusted to provide Seller a number of Earn-Out Shares having the same economic effect as contemplated by this Agreement prior to such event.

(b)      Terms of Earn-Out Shares. The terms and conditions of the Earn-Out Shares shall be set forth in Restricted Share Award Agreements in the form attached hereto as Exhibit C (the “Earn-Out Share Agreements”) to be executed and delivered by Purchaser Parent reflecting the terms set forth in Section 2.5(a). Prior to vesting or forfeiture, as applicable, all Earn-Out Shares shall be treated as “participating” with voting rights and shall be considered outstanding CBI Shares for purposes of voting and receipt of dividends and distributions declared and paid on the CBI Shares.

(c)      Acceleration. In the event that, prior to December 31, 2024, (i) Purchaser Parent effects a sale of Purchaser to a third party or (ii) Purchaser Parent effects a merger, consolidation, sale of all or substantially all of the assets of or other transaction or series of transactions involving Purchaser, in each case which results in at least 50% of the combined voting power of the voting securities of Purchaser being owned, directly or indirectly, by any person or group of persons acting in concert other than Civista, then all unvested Earn-Out Shares shall immediately vest in full upon the closing of such sale or other transaction.

(d)      Covenants. From the Closing Date through December 31, 2024, Purchaser shall (i) act in good faith and in a spirit of fair dealing with respect to the Company’s ability to achieve the Origination targets set forth in Section 2.5(a)(i) and Section 2.5(a)(ii) (the “Origination Targets”) and not knowingly take (or omit to take) any action, directly or indirectly, with the purpose or intent of harming, reducing or diminishing the ability of the Company to achieve the Origination Targets (including any action to shift or divert Originations from the Company to Purchaser or any of its Affiliates), (ii) maintain the Business as a separate business unit with separate accounting books and records such that its results can be separately computed, distinct from the operations of Purchaser and its Affiliates; and (iii) use commercially reasonable efforts to provide (or cause to be provided) reasonably adequate capital or other funding as necessary to permit the Company to achieve the Origination Targets.

(e)      Annual Origination Statement. Within 90 days following the end of each of the calendar years ending December 31, 2023 and December 31, 2024, Purchaser shall prepare and deliver to Seller a written statement setting forth its determination of the aggregate Originations generated by the Company for the applicable calendar year in accordance with the provisions of this Section 2.5, together with reasonable supporting detail (the “Annual Origination Statement”). Seller shall have the right to review each Annual Origination Statement for a period of forty-five (45) days following the delivery thereof (the “Origination Statement Review Period”), and Purchaser shall make the work papers, back-up materials and books and records used in preparing the Annual Origination Statement available to Seller and his accountants at reasonable times and upon reasonable notice following the delivery of the Annual Origination Statement by Purchaser to Seller hereunder, and any delay in making such documents and materials available shall result in an automatic extension of the applicable Origination Review Period by a number of days equal to such delay.

(f)      Objections to Annual Origination Statements. Seller shall have the right to object to any amount or computation appearing in an Annual Origination Statement by notifying Purchaser in writing of such objections prior to the expiration of the applicable Origination Statement Review Period. Any such notice of objection by Seller shall indicate each disputed item or amount and the basis for Seller’s objection therewith in reasonable detail. If Seller does not make any such objection prior to the expiration of the applicable Origination Statement Review Period, the amount of aggregate Originations set forth on the Annual Origination Statement shall be determinative for purposes of this Section 2.5 and shall be final and binding on all of the parties to this Agreement. Purchaser will make the work papers, back-up materials, and books and records used in preparing the Annual Origination Statement, and any books, records and financial staff of the Company, available to Seller and his accountants, counsel and other representatives and to the Neutral Accountant resolving any dispute concerning the Annual Origination Statement at reasonable times and upon reasonable notice during (i) the Origination Statement Review Period, and (ii) the resolution by Purchaser, Seller and, if applicable, the Neutral Accountant of any disputes as set forth in Section 2.4(c).

(g)      Resolution of Disputes. If Seller provides a notice of objection to an Annual Origination Statement in accordance with Section 2.5(f) with regard to the amount of Originations set forth on the Annual Origination Statement prior to the expiration of the applicable Origination Statement Review Period, Seller and Purchaser shall, during the thirty (30) day period following the delivery of Seller’s objection, attempt in good faith jointly to resolve the matters on the Annual Origination Statement to which Seller objected. Any items, amounts or computations so resolved by the parties shall be deemed to be final, correct and determinative as so resolved and shall be binding on all the parties to this Agreement. In the event Seller and Purchaser cannot resolve all of such matters by the end of such thirty (30) day period, any party may immediately engage the Neutral Accountant to resolve any items that remain in dispute. Each of Purchaser and Seller shall present its or his position on the disputed items to the Neutral Accountant in writing, and the parties shall require the Neutral Accountant, within thirty (30) days thereafter, acting as an expert and not an arbitrator, to resolve only the matters objected to by Seller and not resolved by Seller and Purchaser with respect to Annual Origination Statement. The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by Seller and Purchaser in their written submissions to the Neutral Accountant. All fees and expenses of the Neutral Accountant in connection with any dispute under this Section 2.4(c) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

(h)      Binding Determination of Originations. The aggregate Originations set forth in each Annual Origination Statement, as finally determined pursuant to Section 2.4(b) or Section 2.4(c) shall be determinative for all purposes under this Section 2.5 and all Earn-Out Share Agreements and shall be final and binding on all parties for purposes of determining whether the applicable Earn-Out Shares vest or are forfeited pursuant to Section 2.5 and all Earn-Out Share Agreements.

Section 2.6    Closing Deliveries of Seller and the Company.

At the Closing, Seller and the Company shall deliver, or cause to be delivered, to Purchaser the following, in addition to any other documents or instruments specifically required to be delivered by Seller pursuant to this Agreement:

(a)      Certificate(s) and Stock Power. Seller shall deliver stock certificate(s) representing all of the Shares, duly endorsed for transfer or accompanied by a duly executed stock power.

(b)      Escrow Agreement. The Escrow Agreement, duly executed by Seller and the Escrow Agent.

(c)      Tax Certificate. A duly executed Form W-9 from Seller.

(d)      Required Consents. Evidence that the third-party consents or approvals listed on Schedule 2.6(d) have been obtained.

(e)      Noncompetition Agreements. A Noncompetition and Nonsolicitation Agreement in the form attached hereto as Exhibit D (each, a “Noncompetition Agreement”), duly executed by each Designated Employee.

(f)      Good Standing Certificates. Certificates from (i) the Secretary of State of Pennsylvania and (ii) from the Secretary of State of each other jurisdiction in which the Company is qualified to do business, each issued not more than ten (10) Business Days prior to the Closing Date, certifying the good standing (or its equivalent) of the Company in each such jurisdiction.

(g)      Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of the Company certifying as to (i) the full force and effect of the Organizational Document of the Company attached to such certificate as an exhibit, (ii) the full force and effect of the Operating Document of the Company attached to such certificate as an exhibit, and (iii) the accuracy and full force and effect of resolutions adopted by the board of directors (or other applicable governing body) of the Company approving the execution and delivery of this Agreement and the performance of the Transactions by the Company, attached as one or more exhibits to such certificate.

(h)      Closing Certificate. A certificate, executed by Seller and by a duly authorized officer of the Company on behalf of the Company (and not in his or her individual capacity), to the effect that the conditions set forth in Section 6.1(d), Section 6.1(e) and Section 6.1(f) have been satisfied.

(i)      A Key Employee Agreement in the form attached hereto as Exhibit E (each, a “Key Employee Agreement”), duly executed by each Key Employee.

Section 2.7    Closing Deliveries of Purchaser and Purchaser Parent.

At the Closing, Purchaser and Purchaser Parent shall deliver, or cause to be delivered, to Seller or the other applicable Persons, in addition to any other documents or instruments specifically required to be delivered by Purchaser or Purchaser Parent pursuant to this Agreement:

(a)      Estimated Base Purchase Price. The Estimated Base Purchase Price and the other amounts required to be paid by Purchaser at the Closing pursuant to Article II, to Seller and the other applicable Persons identified therein.

(b)      Stock Consideration. Purchaser Parent shall deliver evidence of the issuance of the Stock Consideration pursuant to Section 2.3(b), to Seller.

(c)      Earn-Out Shares. Purchaser Parent shall deliver an Earn-Out Share Agreement, duly executed by Purchaser Parent, with respect to each of the 2023 Earn-Out Shares and the 2024 Earn-Out Shares issued pursuant to Section 2.5.

(d)      Secretary’s Certificate of Purchaser. A certificate of the Secretary or Assistant Secretary of Purchaser certifying as to (i) the full force and effect of the Organizational Document of Purchaser attached to such certificate as an exhibit, (ii) the full force and effect of the Operating Document of Purchaser attached to such certificate as an exhibit, (iii) the accuracy and full force and effect of resolutions adopted by the board of directors (or other applicable governing body) of Purchaser approving the execution and delivery of this Agreement and the performance of the Transactions by Purchaser, attached as one or more exhibits to such certificate, and (iv) the good standing or existence of Purchaser, as applicable, attaching as an exhibit a certificate issued by the secretary of state (or equivalent) of the jurisdiction of formation of Purchaser as of a recent date.

(e)      Secretary’s Certificate of Purchaser Parent. A certificate of the Secretary or Assistant Secretary of Purchaser Parent certifying as to (i) the full force and effect of the Organizational Document of Purchaser Parent attached to such certificate as an exhibit, (ii) the full force and effect of the Operating Document of Purchaser Parent attached to such certificate as an exhibit, (iii) the accuracy and full force and effect of resolutions adopted by the board of directors (or other applicable governing body) of Purchaser Parent approving the execution and delivery of this Agreement and the performance of the Transactions by Purchaser Parent, attached as one or more exhibits to such certificate, and (iv) the good standing or existence of Purchaser Parent, as applicable, attaching as an exhibit a certificate issued by the secretary of state (or equivalent) of the jurisdiction of formation of Purchaser Parent as of a recent date.

(f)      Escrow Agreement. The Escrow Agreement, duly executed by Purchaser and the Escrow Agent, and deposit of the Escrow Amount with the Escrow Agent as provided in Section 2.3(e).

(g)      Evidence of D&O Insurance. Evidence of the continuation of the Company’s director and officer liability insurance, pursuant to Section 5.8(b).

(h)      Required Consents. Evidence that the third-party consents or approvals listed on Schedule 2.7(h) have been obtained.

(i)      Closing Certificate. Purchaser and Purchaser Parent shall deliver to Seller a certificate, executed by a duly authorized officer of Purchaser and Purchaser Parent on behalf of Purchaser and Purchaser Parent (and not in his or her individual capacity), to the effect that the conditions set forth in Section 6.2(d) and Section 6.2(e) have been satisfied.

Section 2.8    Withholding.

Notwithstanding any other provision in this Agreement to the contrary, Purchaser and any other applicable payer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Law. Purchaser and any other applicable payer shall, as soon as reasonably practicable upon becoming aware that any such deduction and withholding requirement exists with respect to any amount payable pursuant to this Agreement (other than any amount that is compensation to an employee for Tax purposes), provide advance notice to the applicable payee of such deduction or withholding pursuant to this Section 2.8 and reasonably cooperate with such Person to reduce or eliminate such deductions and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Entity. Amounts withheld pursuant to this Section 2.8 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules to this Article III, Seller hereby represents and warrants to Purchaser as follows:

Section 3.1    Authorization.

Seller has the requisite power and authority and is legally competent to execute, deliver and perform this Agreement and each of the other Transaction Documents to which he is a party and to consummate the Transactions. The Company has the requisite power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions as contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company.

Section 3.2    Execution; Validity of Agreement.

This Agreement has been duly executed and delivered by Seller and the Company. This Agreement constitutes, and, when executed and delivered by Seller, each other Transaction Document to which Seller is a party will constitute (in each case assuming due and valid authorization, execution and delivery by the other parties thereto), a legal, valid and binding obligation of Seller and/or the Company, as applicable, enforceable against Seller and/or the Company, as applicable, in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar

Applicable Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

Section 3.3    Consents and Approvals; No Violations.

Except as set forth in Schedule 3.3, none of the execution, delivery or performance of this Agreement or any other Transaction Document by Seller or the Company, the consummation by Seller or the Company of the Transactions or compliance by Seller or the Company with any of the provisions hereof or of any other Transaction Document to which Seller is a party will (a) violate, conflict with or result in any breach of any provision of the Operating Documents or Organizational Documents (if applicable) of the Company, (b) require any material filing with or notice to, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity or other Person by Seller or the Company, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller or the Company is a party, or (d) violate in any material respect any Applicable Laws applicable to Seller or the Company, excluding from the foregoing clause (c) such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the Transactions.

Section 3.4    Ownership of Shares.

Seller is the sole record and beneficial owner of the Shares, and, except for Encumbrances contained in the Company’s Operating Documents or Organizational Documents, Seller has good and valid title to the Shares free and clear of any Encumbrances.

Section 3.5    Organization and Qualification of the Company.

The Company is qualified to do business as a foreign entity in each jurisdiction listed on Schedule 3.5(a). The Company (a) is validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation or formation, as applicable, (b) has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (c) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is required, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6    Capitalization.

(a)      Capitalization. With respect to the Company, Schedule 3.6(a) sets forth (i) the total number of authorized Equity Interests, (ii) the number and class of Equity Interests issued and outstanding, and (iii) the record owner of all the issued and outstanding Equity Interests of the Company. All of the outstanding Equity Interests of the Company are duly authorized and validly issued and, to the extent applicable, fully paid and non-assessable.

(b)      Other Securities. Except as set forth in Schedule 3.6(b), (i) there are no outstanding securities or obligations convertible into or exchangeable for Equity Interests of the Company, (ii) there are no outstanding or authorized options, warrants, call rights or other similar rights obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Interests, (iii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, and (iv) there are no Contracts to which the Company is a party relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of any of the Equity Interests of the Company.

Section 3.7    Subsidiaries.

The Company does not own any Equity Interests in any corporation, association, trust, limited liability company, partnership, joint venture or other entity.

Section 3.8    Financial Statements.

Schedule 3.8 contains true and complete copies of the Audited Financial Statements and the Interim Management Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP (except as may be stated in the notes thereto) and present fairly, in all material respects, the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods covered thereby. The Interim Management Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company as of the date of such statements and its results of operations and cash flows for the period covered thereby; provided, that the Interim Management Financial Statements are subject to year-end audit adjustments and do not contain the disclosures to be found in notes to audited financial statements.

Section 3.9    No Undisclosed Liabilities.

Except as set forth on Schedule 3.9, the Company has no liabilities or obligations except for (a) liabilities and obligations set forth on, or reserved against in, the Interim Management Financial Statements, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice subsequent to the date of the Interim Management Financial Statements, (c) liabilities and obligations arising under or disclosed in this Agreement or the Schedules and (d) liabilities and obligations arising under the executory obligations of any Contract (none of which results from or was caused by any breach of such Contract).

Section 3.10    Absence of Certain Changes.

Except (a) as set forth on Schedule 3.10, (b) actions taken by the Company in connection with this Agreement and the Transactions, and (c) as required to comply with COVID-19 Measures or actions otherwise taken (or not taken) by the Company to respond to COVID-19 or COVID-19 Measures, since the date of the Interim Management Financial Statements, (i) the Company has conducted operations in the ordinary course of business consistent with past practice in all material respects, and (ii) there has not been any (A) Company Material Adverse Effect, (B) incurrence of Indebtedness material to the Company, (C) sale or transfer of any assets of the Company other than dispositions in the ordinary course of business or which are not material to the Company’s business or financial condition (taken as a whole), (D) material change by the Company in accounting or auditing methods, principles or practices, except as required by changes in GAAP or Applicable Laws, or (E) material election (other than in a manner consistent with past practice), rescission or modification of any election, change in accounting method, or amended Tax Return made or filed with respect to the Company related to Taxes, or affirmative action to surrender any right to claim a Tax refund.

Section 3.11    Title to and Sufficiency of Assets.

Except for properties and assets sold since the date of the Interim Management Financial Statements in the ordinary course of business consistent with past practice, the Company has good title to all of the material properties and assets owned by the Company as reflected on the Interim Management Financial Statements free and clear of all Encumbrances, except for (a) Permitted Encumbrances, (b) Encumbrances disclosed in the Interim Management Financial Statements and (c) Encumbrances set forth on Schedule 3.11. The properties and assets owned, leased or licensed by the Company are sufficient in all material respects for the continued conduct of its business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 3.12    Real Property.

(a)      Real Property. The Company does not own any real property. Schedule 3.12(a) contains a true and complete list of all leases and subleases to which the Company is a party as lessee or sublessee of any real property (the “Real Property Leases”). Each of the Real Property Leases is (i) a legal, valid and binding obligation of the Company, and (ii) enforceable against the Company and, to Seller’s Knowledge, the other party or parties thereto in accordance with its terms, in each case except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought. Neither the Company nor, to Seller’s Knowledge, any other party to a Real Property Lease, is in material breach of or material default under any Real Property Lease. The Company has not received any written notice of termination or cancellation with respect to any Real Property Lease.

(b)      Utilities; Condemnation. The real property subject to the Real Property Leases (collectively, the “Real Property”) is supplied with utilities suitable for the operation of the business presently conducted thereon. There does not exist any pending or, to Seller’s Knowledge, threatened condemnation or eminent domain proceeding with respect to any of the Real Property.

Section 3.13    Customer Agreements.

(a)      Portfolio Tape. The Company has made available to Purchaser one or more electronic data files that list all outstanding loan and lease agreements pursuant to which the Company is lender or lessor (“Customer Agreements”) as of August 31, 2022 (the “Portfolio Tape”). The information contained in the Portfolio Tape is complete and correct in all material respects as of the date thereof.

(b)      Ordinary Course Transactions. Each Customer Agreement arose out of a bona fide business transaction entered into in the ordinary course of business consistent with past practice of the Company.

(c)      Collateral; Enforceability. Each Customer Agreement currently outstanding (i) to the extent secured, has been secured by valid Encumbrances on the collateral described in the documents relating to such Customer Agreement and (ii) is a valid and binding obligation of the Company and of the lessee, obligor or borrower thereunder, and is enforceable against the Company and against the lessee, obligor or borrower thereunder in accordance with its terms, in each case except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

(d)      Compliance with Applicable Laws. Each Customer Agreement has been solicited, originated, maintained, serviced, administered and collected by the Company in compliance in all material respects with the applicable Customer Agreement and Applicable Laws. The Company possesses all material documents necessary for the servicing and enforcement of the Customer Agreements.

(e)      No Defaults. The Company is not in material breach of or material default under any Customer Agreement, and no event has occurred which, with notice and/or lapse of time, would constitute a material default by the Company thereunder.

(f)      Delinquencies. Schedule 3.13(f) sets forth a complete and correct report as of August 31, 2022 of total delinquencies under the Customer Agreements with respect to which the lessee, obligor or borrower thereunder is delinquent in the payment of any scheduled payment thereunder by more than ninety (90) days, except for delinquencies subject to good faith dispute or in respect of rent abatements otherwise permitted under the applicable Customer Agreement.

Section 3.14    Other Contracts and Commitments.

(a)      Material Contracts. Schedule 3.14(a) sets forth, as of the date hereof, a true and complete list of each Contract (excluding the Real Property Leases and the Customer Agreements) to which the Company is a party that:

(i)      provides for aggregate payments after the date hereof by the Company or to the Company of more than $100,000 annually;

(ii)      involves an instrument evidencing or securing any Indebtedness or an agreement with any bank, finance company or similar organization relating to Indebtedness of the Company;

(iii)    materially restricts the Company from engaging in its business anywhere in the world;

(iv)    is a distributor, consultant or sales representative Contract that is not terminable without penalty by the Company at will or by giving notice of sixty (60) days or less;

(v)      is a lease pursuant to which the Company is the lessee of personal property, including any finance or operating lease, but excluding leases relating solely to personal property calling for rental or similar periodic payments of less than $100,000 per year;

(vi)     is a joint venture or partnership agreement;

(vii)    is a collective bargaining agreement or Contract with any labor union or council;

(viii)    is a Contract with any Governmental Entity; or

(ix)      relates to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets not in the ordinary course of business.

(such items referred to in subsections (i) through (ix) above, together with the Customer Agreements and the Real Property Leases, the “Material Contracts”).

(b)      Validity. Each of the Material Contracts is (i) in full force and effect, (ii) a legal, valid and binding obligation of the Company, and (iii) enforceable against the Company and, to Seller’s Knowledge, the other party or parties thereto in accordance with its terms, in each case except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

(c)      Defaults. Except as set forth on Schedule 3.14(c), neither the Company nor, to Seller’s Knowledge, any other party to a Material Contract, is in material breach of or material default under any Material Contract. The Company has not received any written notice of termination or cancellation of any Material Contract.

Section 3.15    Insurance.

Schedule 3.15 contains a true and complete list of each material insurance policy maintained by the Company as of the date hereof with respect to its properties, assets or operations, excluding those insurance policies listed on Schedule 3.19(a) that insure benefits provided under a Benefit Plan (the “Insurance Policies”). All of the Insurance Policies are in full force and effect and are valid and enforceable, all premiums due thereon prior to the date hereof have been paid, the Company is not in default with respect to its other material obligations under any Insurance Policy, and during the current policy year and each of the previous three (3) policy years, the Company has not received written notice of termination or cancellation of any Insurance Policy.

Section 3.16    Litigation.

Except as set forth in Schedule 3.16, there is no action, suit, claim or proceeding by or before any Governmental Entity pending or, to Seller’s Knowledge, threatened against Seller or the Company other than any such action, suit, claim or proceeding against Seller (but not the Company) that (a) would not reasonably be expected to have a Company Material Adverse Effect or (b) does not question or challenge the validity of this Agreement or any of the other Transaction Documents, or any action taken or to be taken by Seller in connection with this Agreement or any of the Transaction Documents. Except as set forth in Schedule 3.16, the Company is not subject to any Order

Section 3.17    Environmental Matters.

(a)      Compliance; No Releases. Except as set forth in Schedule 3.17(a), and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws, (ii) during the past three (3) years, the Company has not received any written notice from any Governmental Entity or third party alleging that the Company is not in compliance with any Environmental Law, which noncompliance remains unresolved, and (iii) with respect to any of the Real Property, during the past three (3) years there has been no Release of a Hazardous Substance by the Company which Release remains unresolved.

(b)      Approvals. Schedule 3.17(b) contains a true and complete list of all material permits, licenses and approvals issued by any Governmental Entity under applicable Environmental Laws with respect to the use of the Company’s properties or the operation of its business.

Section 3.18    Compliance with Laws.

Except as provided in Schedule 3.18, the Company is, and at all times during the past three (3) years has been, in compliance in all material respects with Applicable Laws, including all Applicable Laws related to the regulation of financial institutions and other financial service providers or promulgated by Governmental Entities having authority to regulate and/or supervise financial institutions and other financial service providers, in each case to the extent applicable to the Company. Except as provided in Schedule 3.18, the Company has been granted, and currently holds in full force and effect, all permits, licenses and approvals required to be obtained by the

Company from any Governmental Entity under Applicable Laws with respect to the use of the Company’s properties or the operation of its businesses, except as would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, none of the representations and warranties contained in this Section 3.18 shall be deemed to govern, cover or otherwise relate to Customer Agreements (which are governed exclusively by Section 3.13), environmental matters (which are governed exclusively by Section 3.17), employee benefits matters (which are governed exclusively by Section 3.19), Tax matters (which are governed exclusively by Section 3.20) or labor matters (which are governed exclusively by Section 3.22).

Section 3.19    Employee Benefit Matters.

(a)      Benefit Plans. Schedule 3.19(a) contains a true and complete list of all Benefit Plans. The Company has made available to Purchaser a true and complete copy of each Benefit Plan including any amendments thereto. In addition, with respect to each Benefit Plan, the Company has made available to Purchaser a true and complete copy of each of the following: (i) all trust agreements, insurance contracts or any other funding instruments related to the Benefit Plan; (ii) any summary plan description, summary of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to such Benefit Plan; (iii) if applicable, the most recent IRS determination or opinion letter; (iv) if applicable, the three most recently filed Forms 5500, with schedules and financial statements attached; (v) all nondiscrimination test reports for the three most recent plan years; and (vi) all material notices or other correspondence from the IRS, Department of Labor, or other Governmental Entity relating to the Benefit Plan.

(b)      Effect of Transaction. Except as provided in Schedule 3.19(b), no Benefit Plan contains any provision that could (i) give rise to any acceleration, vesting, obligation to fund, increase in benefits or compensation, severance, termination or other payments, or (ii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a gross-up or other payment to any “disqualified individual” within the meaning of Section 280G of the Code; in each case, as a result of the execution of this Agreement, shareholder approval of this Agreement or the Transactions (either alone or in conjunction with another event).

(c)      No Post-Employment Obligations. Except as provided in Schedule 3.19(c), no Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law, and there has been no violation of Section 4980B of the Code or Sections 601-608 of ERISA by the Company or any ERISA Affiliate.

(d)      Title IV Benefit Plans. No Benefit Plan is a Title IV Benefit Plan, a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has at any time sponsored, maintained or contributed to, or has had any obligation or liability with respect to, any plan subject to Title IV of ERISA or any multiple employer plan or multiple employer welfare arrangement.

(e)      Tax Qualified Status. Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable unrevoked determination, opinion or notification letter issued by the IRS as to its qualified status under the Code, and to Seller’s Knowledge, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Benefit Plan. No Benefit Plan is subject to Section 409A of the Code. Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with Applicable Law. There are no lawsuits, actions, proceedings or claims pending or, to Seller’s Knowledge, threatened with respect to, on behalf of, or against any Benefit Plan, the assets of any trust under any Benefit Plan or the plan sponsor, plan administrator or any fiduciary of any Benefit Plan (other than routine claims for the payment of benefits in the ordinary course and pursuant to the terms of the Benefit Plan). No Benefit Plan is or has been the subject of an examination, investigation or audit by a Governmental Entity. None of the Company, any ERISA Affiliate or any fiduciaries of any Benefit Plan have, with respect to any Benefit Plan, engaged in or been a party to any non-exempt prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(f)      Health coverage. Since January 1, 2015, the Company has offered each of its full-time employees and their dependents the opportunity to enroll in affordable health insurance coverage that provides minimum value. The Company has maintained adequate records evidencing the offers of such coverage and has timely complied with information reporting requirements under the Code with respect to such offers of coverage. Neither the Company nor any ERISA Affiliate has incurred, and no event has occurred or conditions exist, that could subject the Company or any ERISA Affiliate to any penalty or excise tax under Section 4980D or 4980H of the Code. The Company and all ERISA Affiliates have complied with the applicable reporting requirements under Sections 6055 and 6056 of the Code, and are in material compliance with the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, each as amended from time to time

Section 3.20    Tax Matters. Except as set forth on Schedule 3.20:

(a)      Tax Returns. The Company has filed (or has had filed on its behalf) all income and other material Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects, and disclose all applicable Taxes required to be paid for the periods covered thereby.

(b)      Payment. The Company has paid (or has withheld and paid or has had paid on its behalf) all Taxes shown as due and payable on the Tax Returns described in Section 3.20(a) and all other material Taxes due and payable by it. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, director, or other third-party and all IRS Forms W-2 and 1099 (and similar forms of state, local and foreign Governmental Entities) required with respect thereto have been properly completed in all material respects and timely filed.

(c)      Tax Contests. No federal, state or local audits, examinations, investigations or other administrative proceedings or court proceedings with respect to Taxes (“Tax Contests”) are presently pending or have been threatened in writing with regard to any Tax Returns filed by the Company. All such past Tax Contests have been fully and irrevocably settled and satisfied without any pending, ongoing or future liability. During the past five (5) years, neither Seller nor the Company has received from any federal, state, local, or non-U.S. Governmental Entity (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency, proposed adjustment or other claim for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against or with respect to the Company.

(d)      Extensions. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

(e)      Jurisdictions. During the past five (5) years, no written claim has been made by a Tax authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction. The Company is not formed, and is not resident for Tax purposes, outside of the United States. The Company does not have, and has never had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(f)      Affiliations. During the past five (5) years, the Company has not been a member of an Affiliated Group filing a consolidated income Tax Return. The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by contract or otherwise (other than pursuant to commercial agreements entered into in the ordinary course of business, the primary subject matter of which is not Taxes). Within the past five (5) years, the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(g)      Encumbrances. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the Shares or any of the assets of the Company.

(h)      Post-Closing Items. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting in a Pre-Closing Tax Period; (ii) use of an improper method of accounting in a Pre-Closing Tax Period, (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.

(i)      Reporting. The Company is not, and has never been, a party to any “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1) or (2), respectively. None of the assets of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (ii) secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(j)      Other Arrangements. The Company has not (i) executed, entered into or requested to enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Applicable Law, and the Company is not subject to, and has not requested to be subject to, any private letter ruling of the IRS or comparable ruling of any other Governmental Entity, or (ii) granted any Person any power of attorney with respect to any Tax matter, in each case that would have continuing effect on Purchaser, the Company or their respective Affiliates after the Closing Date. The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity. The Company is not a party to any Tax allocation or sharing agreement or Tax indemnity obligation or similar Contract that obligates it to make any payment with respect to Taxes of any other Person (other than commercial agreements entered into in the ordinary course of business, the primary subject matter of which is not Taxes). The Company is not a party to a joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes, other than arrangements entered into in the ordinary course of business where the Company sells or “discounts” loan or lease receivables to a third party, including such arrangements where the Company retains an interest in the residual value of the underlying assets.

(k)      Tax Classification. The Company (i) has been classified for federal income tax purposes as an “S corporation” as defined in Section 1361(a)(1) of the Code at all times since its formation and (ii) is not a continuation of any other entity for federal income tax purposes.

(l)      Stimulus Programs. The Company has not claimed a Tax credit or similar offset against payroll or other Taxes pursuant to Coronavirus Aid, Relief, and Economic Security Act of 2020, the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, or any other federal, state, municipal, local, or other stimulus fund program in connection with the COVID-19 pandemic (“Stimulus Program”). The Company has not deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to any Stimulus Program or the memorandum issued by the President of the United States on August 8, 2020, regarding the deferral of certain payroll Taxes.

Except for the representations set forth in Sections 3.20(h) and (j), the representations made in this Section 3.20 refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to, or Tax positions taken with respect to, any Tax periods (or portions thereof) beginning on or after the Closing Date.

Section 3.21    Intellectual Property.

(a)      Registered Intellectual Property. Schedule 3.21(a) contains a true and complete list of all Company Intellectual Property that is owned by the Company and is Registered Intellectual Property. Except as set forth in Schedule 3.21(a), all necessary registration, maintenance and renewal fees currently due in connection with the Registered Intellectual Property identified on Schedule 3.21(a) have been paid and all Registered Intellectual Property is otherwise valid and in good standing. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to Seller’s Knowledge, threatened with respect to such Registered Intellectual Property. The Company exclusively owns all right, title (including, with respect to all Registered Intellectual Property, record title), and interest in and to the Company Intellectual Property owned by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances, and possesses valid and sufficient legal rights to use all other Company Intellectual Property used by the Company in connection with its business.

(b)      Non-Infringement. The operation of the business of the Company as currently conducted does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. During the past three (3) years, the Company has not received any written notice from any other Person challenging the right of the Company to use any of the Company Intellectual Property. To Seller’s Knowledge, no third party is infringing or misappropriating any of the Company’s rights in any of the Company Intellectual Property.

(c)      Computer Systems. The computer systems, including software, hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or used by the Company in the conduct of its business (collectively, the “Company Business Systems”) are sufficient in all material respects for the immediate needs of the Company’s business as it is currently conducted. The Company maintains commercially reasonable security, disaster recovery and business continuity plans and procedures. In the last three (3) years, to Seller’s Knowledge, there has not been any material failure with respect to any of the Company Business Systems that has not been remedied or replaced in all material respects.

(d)      Data Security Requirements. The Company and the conduct of its business are in compliance in all material respects with all Data Security Requirements, and in the last three (3) years, there have not been any (i) actual incidents of data security breaches, or (ii) to Seller’s Knowledge, unauthorized access or use of any of the Company Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data that would be reasonably likely to have a Company Material Adverse Effect.

(e)      Company Product Data. The Company: (i) exclusively owns and possesses all right, title and interest in and to or have the right pursuant to a valid and enforceable written agreement to use all Company Product Data, and (ii) have rights to use all of the Company Product Data in the operation of its business as currently conducted.

Section 3.22    Labor Matters.

(a)      Labor Difficulties. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to Seller’s Knowledge, threatened against the Company. The Company has not experienced any material labor strike, slowdown, stoppage or lockout during the past three (3) years.

(b)      Collective Bargaining Agreements. Except as set forth on Schedule 3.22(b), there are no collective bargaining agreements with any labor organization to which the Company is a party.

(c)      Certification. No labor union is certified by the National Labor Relations Board as bargaining agent for any employees of the Company.

(d)      Charges. There is no unfair labor practice charge or complaint against the Company pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board.

(e)      Closings; Layoffs. During the past three (3) years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.

(f)      The Company is, and during the past five (5) years has been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any such laws respecting employment discrimination and occupational safety and health requirements, and (i) the Company has not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any Applicable Law, including those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against the Company pending or, to Seller’s Knowledge, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other Governmental Entity relating to employment or employment-related policies, practices or conditions.

Section 3.23    Bank Accounts.

Schedule 3.23 sets forth a true and complete list of the names of all banks in which the Company maintains an account or safe deposit box.

Section 3.24    Affiliate Transactions.

Except as set forth on Schedule 3.24 or pursuant to this Agreement or the other Transaction Documents, none of Seller or any officer or director of the Company (a) has any material financial interest in any property used by the Company, or (b) has a material financial interest in any transaction with the Company (other than with respect to services provided to, and compensation and benefits owed by, the Company to employees in the ordinary course of business consistent with past practice).

Section 3.25    Brokers or Finders.

Neither Seller nor the Company has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except for advisory fees and expenses payable to Keefe, Bruyette & Woods, Inc. that will be included in the Company Transaction Expenses.

Section 3.26    Acquisition of CBI Shares for Investment.

Seller is acquiring the CBI Shares to be issued pursuant to the Stock Consideration and the Earn-Out Shares for his own account, for investment only, and not with a view to any resale or public distribution thereof in violation of the Securities Act. Seller shall not offer to sell or otherwise dispose of any such CBI Shares or Earn-Out Shares in violation of any Applicable Law. Seller acknowledges that the CBI Shares to be issued pursuant to the Stock Consideration and the Earn-Out Shares (a) have not been, and will not be, registered under the Securities Act in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, (b) have not been, and will not be, registered under the securities laws of any state in reliance upon exemptions from registration, and (c) may not be resold unless such CBI Shares are registered under the Securities Act and under applicable state securities laws or unless exemptions from registration are available. Seller is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 3.27    No Other Representations.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, (A) NEITHER SELLER NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, AND (B) SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF

PURCHASER AND PURCHASER PARENT

Except as set forth in the Schedules to this Article IV, Purchaser and Purchaser Parent hereby represent and warrant to Seller as follows:

Section 4.1    Organization.

Each of Purchaser and Purchaser Parent is duly incorporated, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and other assets.

Section 4.2    Authorization.

Each of Purchaser and Purchaser Parent has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by each of Purchaser and Purchaser Parent of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by Purchaser and Purchaser Parent have been duly authorized by all requisite corporate action on the part of Purchaser and Purchaser Parent.

Section 4.3    Execution; Validity of Agreement.

This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Parent and, when executed and delivered by Purchaser or Purchaser Parent, as applicable, each other Transaction Document to which Purchaser or Purchaser Parent is a party will be duly executed and delivered by Purchaser or Purchaser Parent, as applicable, and no other actions are necessary on the part of Purchaser or Purchaser Parent to authorize the execution, delivery and performance of this Agreement and the Transactions. This Agreement constitutes, and when executed and delivered by Purchaser or Purchaser Parent, as applicable, each other Transaction Document to which Purchaser or Purchaser Parent is a party will constitute (in each case assuming due and valid authorization, execution and delivery by the other parties hereto or thereto), a legal, valid and binding obligation of Purchaser or Purchaser Parent, as applicable, enforceable against Purchaser or Purchaser Parent in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

Section 4.4    Consents and Approvals; No Violations.

Except as set forth in Schedule 4.4, none of the execution, delivery or performance of this Agreement or any other Transaction Document by Purchaser or Purchaser Parent, the consummation by Purchaser or Purchaser Parent of the Transactions or compliance by Purchaser or Purchaser Parent with any of the provisions of this Agreement or of any other Transaction

Documents will (a) violate, conflict with or result in any breach of any provision of the Organizational Documents or Operating Documents of Purchaser or Purchaser Parent, (b) require any material filing with or notice to, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity or other Person by Purchaser or Purchaser Parent, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Purchaser Parent or any of their Affiliates is a party or by which any of them may be bound, or (d) violate in any material respect any Applicable Laws applicable to Purchaser or Purchaser Parent, in the case of clause (c) excluding such violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 4.5    Acquisition of Shares for Investment.

Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof in violation of the Securities Act. Purchaser shall not offer to sell or otherwise dispose of the Shares in violation of any Applicable Law. Purchaser acknowledges that (a) the Shares have not been registered under the Securities Act or any state securities laws, (b) there is no public market for the Shares and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in the Shares for an indefinite period of time. Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 4.6    Availability of Funds; Solvency.

(a)      Availability of Funds. Purchaser has sufficient immediately available funds in cash or cash equivalents to pay the Estimated Base Purchase Price and all other amounts payable by Purchaser pursuant to this Agreement and to effect the Transactions. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in any case which would impair or adversely affect such funding.

(b)      Solvency. Immediately after giving effect to the Transactions (including any debt and equity financings entered into in connection therewith): (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and each of its subsidiaries (including the Company) shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (ii) Purchaser and each of its subsidiaries (including the Company) shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (iii) each of Purchaser and its subsidiaries (including the Company) shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. In consummating the Transactions, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or any of its subsidiaries (including the Company).

Section 4.7    Litigation.

There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to Purchaser’s knowledge, threatened against Purchaser or Purchaser Parent that questions or challenges the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken by Purchaser or Purchaser Parent in connection with this Agreement or any of the other Transaction Documents.

Section 4.8    Brokers or Finders.

None of Purchaser, Purchaser Parent or any of their Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except for advisory fees and expenses payable to Janney Montgomery Scott that will be paid in full by Purchaser and/or Purchaser Parent.

Section 4.9    R&W Policy.

Purchaser has delivered to Seller a true and complete copy of the R&W Policy Binder, which includes as an attachment or exhibit a true and complete copy of the form of R&W Policy. The R&W Policy expressly states that, other than with respect to Fraud (as defined herein), the insurer thereunder has no subrogation, contribution or indemnification rights to pursue any claim against Seller or any of his Affiliates or any past, present or future director, manager, officer, employee or advisor of the Company or any of the foregoing based upon, arising out of, or related to this Agreement or the other Transaction Documents, or the negotiation, execution or performance hereof and thereof.

Section 4.10    SEC Reports.

(a)      Purchaser Parent has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments and exhibits required to be filed with respect thereto, that it was required to file with the Securities and Exchange Commission (the “SEC”), and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(b)      An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser Parent pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Civista SEC Reports”) is publicly available. No such Civista SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Civista SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Civista SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 4.11    No Undisclosed Liabilities.

Except as disclosed in the Civista SEC Reports filed prior to the date hereof, neither Purchaser nor Purchaser Parent has incurred, since June 30, 2022, any obligation or liability, including any indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable (for purposes of this Section, referred to as “liabilities”), except for (a) those liabilities accrued or reserved against in the consolidated balance sheet of Purchaser Parent and its subsidiaries as at June 30, 2022 included in the Civista SEC Reports, (b) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2022, (c) obligations incurred in connection with this Agreement and the transactions contemplated hereby, or (d) liabilities that are not, individually or in the aggregate, material to Purchaser Parent or any of its subsidiaries.

Section 4.12    Absence of Certain Changes.

Since December 31, 2021, except as disclosed in the Civista SEC Reports, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.13    Compliance with Law.

Each of Purchaser and Purchaser Parent is, and at all times during the past three (3) years has been, in compliance in all material respects with Applicable Laws, including all Applicable Laws related to the regulation of financial institutions and other financial service providers or promulgated by Governmental Entities having authority to regulate and/or supervise financial institutions and other financial service providers, in each case to the extent applicable to Purchaser and Purchaser Parent, except as would not reasonably be expected to have a Purchaser Material Adverse Effect. Each of Purchaser and Purchaser Parent has been granted, and currently holds in full force and effect, all permits, licenses and approvals required to be obtained by Purchaser and Purchaser Parent from any Governmental Entity under Applicable Laws with respect to the use of Purchaser or Purchaser Parent’s properties or the operation of their respective businesses, except as would not reasonably be expected to have a Purchaser Material Adverse Effect

Section 4.14    No Other Representations.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NEITHER PURCHASER NOR ANY OTHER PERSON ACTING ON BEHALF OF PURCHASER MAKES ANY REPRESENTATION OR WARRANTY TO SELLER, EXPRESS OR IMPLIED.

ARTICLE V.

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1    Pre-Closing Covenants of Seller and the Company.

(a)      Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller and the Company shall use their respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions and shall cooperate fully with Purchaser and Purchaser Parent to that end.

(b)      Access. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Section 9.1, the Company shall, and Seller shall cause the Company to: (i) afford Purchaser and Purchaser Parent and their representatives reasonable access to and the right to inspect all of the properties, assets, books and records, and other documents and data related to the Company; (ii) furnish Purchaser and Purchaser Parent and their representatives with such financial, operating and other information and data as Purchaser and Purchaser Parent and their representatives may reasonably request; and (iii) instruct the Company’s directors, officers, employees and representatives to cooperate with Purchaser and Purchaser Parent and their representatives in their investigation of the Company; provided, however, that any such access, inspection and investigation shall be conducted during normal business hours and following reasonable advance notice to the Company and in such a manner as not to interfere with the normal operations of the Company. Notwithstanding anything to the contrary contained herein, neither Seller nor the Company shall be required to disclose any information or data to Purchaser or Purchaser Parent or their representatives regarding any bidder or the terms of any bid, letter of intent, indication of interest or other proposals received prior to the date hereof in connection with transactions comparable to those contemplated by this Agreement, or if disclosure of such information or data would, as determined in good faith by Seller or the Company: (x) cause significant competitive harm to the Company if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement.

(c)      Operation of the Company. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Section 9.1, except as expressly contemplated or permitted by this Agreement, as approved in writing by Purchaser, as required by Applicable Law, or as set forth on Schedule 5.1(c), the Company shall, and Seller shall cause the Company to: (i) operate and maintain its assets, properties and business in substantially the same manner in which they have been operated and maintained before the date hereof in all material respects, (ii) retain all material permits, licenses and approvals necessary for the Company to lawfully conduct its business in the manner currently conducted; (iii) use commercially reasonable efforts to preserve intact the Company’s business organization and assets and maintain its rights and existing relations with customers, suppliers, vendors, employees and business associates, subject to changes in the ordinary course of business consistent with past practice; (iv) not enter into any new line of business or materially change its leasing, underwriting or other operating policies, except as required by Applicable Laws or policies imposed by any Governmental Authority; (v) not issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Shares or other Equity Interests in the Company, enter into any agreement with respect to the foregoing, or effect any recapitalization, reclassification, stock split, or similar change in capitalization of the Company; (vi) not enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of the Company, or hire or engage any full-time employee or consultant, in each case other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by Applicable Law and except for changes in the ordinary course of business consistent with past practice; (vii) not enter into, establish, adopt, amend, modify or terminate (except as may be required by Applicable Law, as contemplated by this Agreement, or pursuant to the regular annual renewal of insurance contracts) any Benefit Plan or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable thereunder; (viii) not sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person, or cancel, release or assign any indebtedness of any Person or any claims against any Person, in each case other than in the ordinary course, consistent with past practices; (ix) not acquire all or any material portion of the assets, business, properties or Equity Interests of any other Person; (x) not amend or modify the Company’s Organizational Document or Operating Document; (xi) not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; (xii) not terminate, amend, or waive any provision of any material Contract, or enter into any new material Contract, in each case except in the ordinary course of business consistent with past practice; (xiii) not make, or commit to make, any capital expenditures that exceed $50,000 in the aggregate; (xiv) not fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice (including with respect to the jurisdictions in which such Tax Returns are filed) all Tax Returns that are required to be filed (with extensions) before the Closing Date, fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), make any Tax election other than in a manner consistent with past practice, or change or revoke any Tax election or Tax accounting method, file any amended Tax Return, or settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return); (xv) not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Section 1361(a)(1) of the Code; and (xvi) not otherwise engage in any material transaction outside of the ordinary course of business.

(d)      Required Approvals. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Section 9.1, Seller and the Company shall: (y) reasonably cooperate with Purchaser and Purchaser Parent with respect to all filings that they are required make in connection with the transactions contemplated by this Agreement; and (y) reasonably cooperate Purchaser and Purchaser Parent in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

Section 5.2    Pre-Closing Covenants of Purchaser and Purchaser Parent.

(a)      Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Purchaser and Purchaser Parent shall use their respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions and shall cooperate fully with Seller and the Company to that end.

(b)      Required Approvals. As promptly as reasonably practicable after the date of this Agreement, Purchaser and Purchaser Parent shall use their commercially reasonable efforts to make all filings and provide all notifications required by Applicable Laws to be made or provided by them in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Section 9.1, Purchaser and Purchaser Parent shall: (i) reasonably cooperate with Seller and the Company with respect to all filings that they are required to make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with Seller and the Company in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

(c)      Confidentiality. Purchaser and Purchaser Parent acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser and Purchaser Parent and their respective representatives pursuant to this Agreement. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.2(c) shall nonetheless continue in full force and effect.

Section 5.3    Exclusivity.

(a)      From the date of this Agreement through the first to occur of the Closing Date or the termination of this Agreement, Seller and the Company shall not, and shall cause their respective officers, directors, employees, advisors and other agents not to, directly or indirectly, (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (iv) enter into any agreement contemplating or otherwise relating to any Acquisition Proposal, or (v) enter into any agreement or agreement in principle requiring, directly or indirectly, Seller or the Company to abandon, terminate or fail to consummate the transactions contemplated hereby.

(b)      As promptly as practicable following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Seller and the Company shall (i) advise Purchaser in writing of the receipt of such Acquisition Proposal, request or inquiry and (ii) keep Purchaser promptly apprised of any related developments on a current basis.

Section 5.4    Confidentiality; Noncompetition; Nonsolicitation.

(a)      Confidentiality. Following the Closing, Purchaser’s use and disclosure of Confidential Information of the Company shall not be limited in any manner by the Confidentiality Agreement. Seller agrees that at all times from and after the Closing Date, he will, and will cause his Affiliates to, retain in confidence and not use for the benefit of themselves or others (other than Purchaser and the Company), any proprietary information with respect to the Company, including know-how, Trade Secrets, customer lists, details of customer or consultant Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which are in or become part of the public domain (except through the conduct of Seller or any of his Affiliates which violates this Section 5.4) (collectively, the “Confidential Information”) or as required by Applicable Laws. In the event that Seller is required by Applicable Laws to disclose any Confidential Information, then Seller will notify Purchaser and the Company promptly in writing of the request or requirement so that Purchaser or the Company may seek an appropriate protective order (at their cost and expense) or waive compliance with this Section 5.4.

(b)      Noncompetition. For a period of two (2) years following the Closing Date (the “Restricted Period”) and except as expressly provided in this Section 5.4, Seller will not, directly or indirectly: (i) seek or accept employment or other work with any Competing Business within the Restricted Territory; (ii) conspire, plan or otherwise agree with any person, entity or business to organize or develop any Competing Business within the Restricted Territory; (iii) own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any Competing Business within the Restricted Territory; or (iv) divert or attempt to divert any business of the Company Group away from the Company Group within the Restricted Territory.

(c)      Nonsolicitation. During the Restricted Period, Seller will not (i) directly or indirectly solicit, contact, or seek or accept business from any person or entity which is or was an account, client or customer of any member of the Company Group on behalf of any Competing Business in the Restricted Territory or (ii) hire, identify for solicitation, or solicit, directly or indirectly, employees of the Company Group for employment by any Competing Business in the Restricted Territory.

(d)      Remedies for Breach. Seller acknowledges and agrees that a breach of the covenants and agreements set forth in this Section 5.4 will result in material and irreparable injury to Buyer and the Company Group for which there is no adequate remedy of law and that it would not be possible to precisely measure damages for such injury. In the event of such a breach by Seller or threat thereof, Buyer has the right to seek, in addition to money damages, a temporary restraining order, preliminary injunction or permanent injunction restraining Seller from engaging in the activities prohibited by this Section 5.4, or any other relief as may be appropriate at law or in equity. Seller agrees that the period during which the covenants contained in this Section 5.4 are effective will be computed by excluding any time period during which Seller is in violation of any such covenants.

Section 5.5    Publicity.

Neither Seller or the Company, on the one hand, nor Purchaser or Purchaser Parent, on the other hand, shall (and shall not permit any of their respective Affiliates or representatives to) issue or cause the release or publication of any press release or other external announcement with respect to this Agreement or the Transactions without prior approval of the other; provided, that nothing herein shall prevent any Person from making any public announcement (whether in a press release, periodic securities filing or other external announcement) required by Applicable Law (including the rules of the SEC) or the requirements of any stock exchange or quotation system.

Section 5.6    Employees; Employee Benefits.

(a)      Employee Benefits. From and after the Closing, the employees of the Company who are employed by Purchaser or the Company following the Closing (each a “Company Employee”) will participate in the qualified retirement plans sponsored by Purchaser for employees of Purchaser and its Affiliates on the same terms and conditions of other employees of Purchaser and its Affiliates, subject to Section 5.6(c). With respect to the Benefit Plans that are insured employee welfare benefit plans, the Company Employees will continue to participate in such plans from and after the Closing through December 31, 2022. Beginning on January 1, 2023, the Company Employees will participate in the employee welfare benefit plans sponsored by Purchaser for employees of Purchaser and its Affiliates on the same terms and conditions of other employees of Purchaser and its Affiliates, subject to Section 5.6(c).

(b)      The Seller and the Company shall cause the Company to adopt any and all such resolutions and amendments required by Applicable Law in order to terminate the Company’s 401(k) Plan (the “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). Seller and the Company shall deliver, or cause to be delivered, to Purchaser copies of such resolutions and amendments as soon as practicable following the execution of this Agreement and prior to the Closing Date, and such resolutions and amendments shall be subject to the prior review and written approval of Purchaser.

(c)      Service Credit. Effective from and after the Closing Date, Company Employees shall be given credit for all purposes (other than benefit accrual under defined benefit pension plans, if any) under the employee benefit plans, programs, policies and arrangements maintained from time to time by Purchaser or the Company for such Company Employees’ service with the Company, to the same extent and for the same purposes that such service was taken into account under a corresponding Benefit Plan of the Company as of the Closing Date; provided, that no such service shall be credited to the extent that it would result in a duplication of benefits. In addition, for purposes of each such Purchaser employee benefit plan or program that is an employee welfare benefit plan, as defined in Section 3(l) of ERISA, Purchaser shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements to the extent such limitations were or would have been waived under the Benefit Plans in which the Company Employee participated immediately prior to the Closing Date, and (ii) provide each Company Employee with credit for co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date under the Benefit Plans for purposes of satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under any corresponding welfare plan of Purchaser.

(d)      Certain Continuing Benefits. Effective from and after the Closing Date, Purchaser and the Company shall be solely responsible for providing continuing benefits or coverage for any participant or any beneficiary of a participant who is or becomes a qualified beneficiary prior to, on or after the Closing Date under any Benefit Plan that as of the Closing Date is subject to the requirements of Code Section 4980B or Section 601 (et seq.) of ERISA, or mandated by other Applicable Law, whether such obligation to provide continuing benefits or coverage under any such Benefit Plan arises prior to, on or after the Closing Date.

(e)      WARN Act Compliance. Purchaser shall cause the Company to employ and retain for such period of time following the Closing Date such number of employees of the Company as shall be necessary to avoid any liability of Seller for a violation of the WARN Act, attendant to the Company’s (or its Affiliates’) failure to notify employees of a “mass layoff” or “plant closing” (as such terms are defined in the WARN Act). Purchaser shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Applicable Laws), and Purchaser shall indemnify and hold the Seller Indemnified Parties harmless from and against any Losses incurred by any Seller Indemnified Party as a result of Purchaser’s or the Company’s failure to comply with the provisions of the WARN Act on or after the Closing Date or Purchaser’s failure to comply with the provisions of this Section 5.6(e).

(f)      Sales Commission Plan. Notwithstanding anything to the contrary set forth herein, Purchaser agrees that the Sales Team Commission Plan of the Company dated May 10, 2022 (the “Commission Plan”), shall remain in full force and effect with respect to all eligible transactions that occur on or before the Closing Date, and that all rights to commissions payable under the Commission Plan with respect to eligible transactions completed while the Commission Plan is in effect (whether prior to or after Closing) shall survive until the termination of the underlying lease.

(g)      Employee Bonus Pool. Upon the Closing, the Company shall, and Purchaser shall cause the Company to, allocate and set aside the amount of $500,000 (the “Employee Bonus Pool Amount”) for the payment of bonuses to employees of the Company at such times and in accordance with such terms as shall be established by Seller and the Key Employees in writing following the Closing (the “Employee Bonus Pool Payments”).

(h)      No Third Party Beneficiaries. Except as set forth in Section 5.6(f), the provisions contained in this Section 5.6 with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any employee or former employee of the Company or any participant or beneficiary in any Benefit Plan.

Section 5.7    Maintenance of Books and Records.

Each party hereto shall preserve (and Purchaser shall cause the Company to preserve), for a period of five (5) years following the Closing Date, all pre-Closing Date records possessed by or under the control of such party relating to the Company. During the five (5)-year period following the Closing Date, upon any reasonable request from the other party hereto or its representatives, the party (or the Company, as applicable) holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at the cost of the requesting party; provided, that nothing in this Section 5.7 shall require any party to disclose information to the other party if such disclosure would violate any Applicable Law. Records may be sought under this Section 5.7 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar proper business purpose of the party seeking such records.

Section 5.8    Directors’ and Officers’ Indemnification.

(a)      Indemnification of Certain Persons. For a period of six (6) years following the Closing Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation by or in the right of the Company, in which any of the present or former officers or directors of the Company (collectively, the “Company Indemnified Persons”) is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, employee or agent of the Company or of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, whether such claim arises before or after the Closing Date, Purchaser shall cause the Company to indemnify and hold harmless, at least to the same extent and on terms and conditions no less favorable than those provided for in the Organizational Document or Operating Document of the Company in effect immediately prior to the Closing, each such Company Indemnified Person against any Losses in connection with any such claim, action, suit, proceeding or investigation. Purchaser shall cause the Company to keep in effect, in its Organizational Documents and Operating Documents, a provision that provides for indemnification of the Company Indemnified Persons to the extent required under this Section 5.8(a).

(b)      Insurance Coverage. On or before the Closing Date, the Company shall procure, at the expense of Parent, a “tail” policy of director and officer liability insurance providing coverage for the individuals who were officers or directors of the Company at and prior to the Closing with respect to actions, omissions, events, matters or circumstances occurring prior to the Closing Date as currently maintained by the Company, to be effective for a period of six (6) years after the Closing Date; provided, however, that the premium for such tail policy shall not exceed 150% of the Company’s current premium amount for its director and officer liability insurance policy or policies. Following the Closing, the Company shall not alter, amend, modify or terminate such coverage without the prior written consent of Seller.

(c)      Non-Exclusive Indemnification; Attorneys’ Fees. This Section 5.8 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Persons and their respective heirs and successors, each of whom is an intended third-party beneficiary of this Section 5.8. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any Company Indemnified Person is entitled, whether pursuant to Applicable Law, Contract or otherwise. Purchaser shall cause the Company to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Person that is the prevailing party in any action or proceeding to enforce its rights under this Section 5.8.

(d)      Successors and Assigns. In the event that following the Closing, Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, Purchaser shall, and shall cause the Company to, make proper provision so that the successors and assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 5.8, and none of the actions described in clauses (i) or (ii) of this Section 5.8(d) shall be taken until such provision is made.

Section 5.9    Purchaser’s Investigation.

Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its business and assets. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, opinions or statements of Seller, the Company or any of their respective agents or representatives (except the specific representations and warranties of Seller set forth in Article III and the certificates delivered pursuant hereto). Purchaser acknowledges and agrees that, except as set forth in the representations and warranties contained in Article III and the certificates delivered pursuant hereto, (a) none of Seller, the Company or any other Person has made or makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective representatives or any other Person for their benefit, and (b) Seller and his Affiliates and their respective controlling persons, agents, advisors or representatives shall not have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates (including the Company after the Closing), controlling persons, agents or representatives on any basis (including in contract or tort, under federal, state or foreign securities laws or otherwise but excluding Fraud) based upon any information (including any estimates, projections, forecasts, operating plans or budgets concerning revenues, costs, expenditures, cash flows, results of operations, financial condition, prospects or other information relating to the Company) provided or made available, or statements made, to Purchaser or its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (including in materials furnished in the Company’s data room, in presentations by any of the Company’s management or otherwise), or any omissions therefrom, except with respect to Fraud.

Section 5.10    R&W Policy.

Purchaser will not amend, waive or otherwise modify any provision of the R&W Policy in any manner that would (a) allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceeding against Seller or any Affiliate thereof or any past, present or future director, manager, officer, employee or advisor of the Company or any of the foregoing based upon, arising out of, or related to this Agreement or the other Transaction Documents, or the negotiation, execution or performance hereof, other than in connection with Fraud by Seller or any Affiliate or any past, present or future director, manager, officer, employee or advisor of the Company or any of the foregoing or (b) otherwise be adverse to Seller.

Section 5.11    Release.

Effective upon the Closing, Seller, on behalf of himself and his Affiliates, and his and their respective representatives, agents, heirs, executors, administrators, successors and assigns (each, a “Seller Releasor”), hereby irrevocably and unconditionally waives, releases and forever discharges the Company and its past, present, and future Affiliates, and their respective representatives, shareholders, directors, officers, employees, attorneys, agents, successors, and assigns (each, a “Purchaser Releasee”), from any and all rights, claims, counter-claims, set-offs, debts, liabilities, losses, causes of action and obligations of any nature or kind, whether known or unknown, accrued or un-accrued, asserted or un-asserted, suspected or unsuspected, matured or contingent and whether arising in law, in equity or otherwise, which Seller or any Seller Releasor now has, has ever had, or may hereafter have against any Purchaser Releasee arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date, including any right to indemnification, reimbursement, or payment by or from the Company or any other Purchaser Releasee, whether pursuant to Contract, law or otherwise, and whether or not relating to any such released claims pending on or asserted after the Closing Date, including any such released claims relating to or arising out of Seller’s ownership of Shares; provided, however, that the foregoing release does not waive, release, discharge or otherwise affect (a) claims or rights arising under this Agreement or any other agreements executed and delivered by Seller as contemplated hereby, (b) any compensation and benefits to which Seller is entitled to receive from the Company and which are accrued and/or vested, as applicable, as of the Closing, and (c) any rights of Seller to indemnification to which Seller is entitled under the Organizational Documents and Operating Documents of the Company as provided under Section 5.8 of this Agreement.

Section 5.12    Personal Guarantees.

After the Closing Date, Purchaser and Purchaser Parent shall use their reasonable best efforts to arrange for substitute guarantees and other obligations to replace the personal guarantees entered into by or on behalf of Seller and/or his immediate family members with respect to the Indebtedness of the Company set forth on Schedule 5.12 (“Seller Guaranties”). To the extent any Seller Guaranties remain outstanding following the Closing, Purchaser and Purchaser Parent shall indemnify and hold Seller harmless against, and reimburse Seller for, any and all amounts paid, including costs, fees or expenses, in connection with such Seller Guaranties, whether or not any such Seller Guaranty is required to be paid or otherwise performed, and shall in any event promptly reimburse Seller to the extent any Seller Guaranty is drawn upon and Seller or any of his immediate family members makes any payment, including any reimbursement of the party issuing or otherwise providing the Seller Guaranty.

ARTICLE VI.

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1    Conditions to Purchaser’s and Purchaser Parent’s Obligations.

The obligations of Purchaser and Purchaser Parent to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, if legally permissible, by Purchaser:

(a)      Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits or restrains the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing, provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions.

(b)      Regulatory Approval. All approvals of, filings or registrations with, and the expiration of all waiting periods imposed by, any Governmental Entity, which are required for or in connection with the execution and delivery by the parties of this Agreement and the other Transaction Documents to which they are parties and the consummation by the parties of the Transactions shall have been obtained or made and shall be in full force and effect.

(c)      Deliveries by Seller. Seller and the Company shall have delivered or caused to be delivered to Purchaser those items required to be delivered pursuant to Section 2.6.

(d)      Accuracy of General Representations and Warranties. The representations and warranties made by Seller and the Company (other than Fundamental Representations) in this Agreement or in any schedule or certificate delivered pursuant hereto or any other Transaction Document shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” qualifications or any similar limitation contained herein) as of the Closing Date as though such representations and warranties were also made as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)      Accuracy of Fundamental Representations and Warranties. The Fundamental Representations shall be true and correct in all respects as of the Closing Date as though such Fundamental Representations were also made as of the Closing Date (except such Fundamental Representations that by their terms speak as of the date of this Agreement or some other date which shall be true and correct as of such date), except where the failure of any such Fundamental Representation to be true and correct is de minimis.

(f)      Compliance with Covenants and Obligations. Seller and the Company shall have, in all material respects, performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Company prior to or at the Closing.

(g)      No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

Section 6.2    Conditions to Obligations of Seller.

The obligations of Seller to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, if legally permissible, by Seller:

(a)      Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits or restrains the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing, provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions.

(b)      Regulatory Approval. All approvals of, filings or registrations with, and the expiration of all waiting periods imposed by, any Governmental Entity, which are required for or in connection with the execution and delivery by the parties of this Agreement and the other Transaction Documents to which they are parties and the consummation by the parties of the Transactions shall have been obtained or made and shall be in full force and effect.

(c)      Deliveries by Purchaser. Purchaser shall have delivered to Seller or the other applicable Persons those items required to be delivered by Purchaser pursuant to Section 2.7.

(d)      Accuracy of Representations and Warranties. The representations and warranties made by Purchaser and Purchaser Parent in this Agreement or in any schedule or certificate delivered pursuant hereto or any other Transaction Document shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifications or any similar limitation contained herein) as of the Closing Date as though such representations and warranties were also made as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, be reasonably likely to prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement.

(e)    Compliance with Covenants and Obligations. Purchaser and Purchaser Parent shall have, in all material respects, performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser and Purchaser Parent prior to or at the Closing.

ARTICLE VII.

TAX MATTERS

Section 7.1    Transfer Taxes.

Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the consummation of the Transactions shall be borne equally by Seller and Purchaser, and Purchaser will file all necessary Tax Returns and other documentation required with respect to all such Taxes.

Section 7.2    Tax Returns.

Seller shall, at his expense, prepare or cause to be prepared, and timely file, or cause to be timely filed, all income Tax Returns for the Company required to be filed after the Closing Date with respect to any Tax period ending before the Closing Date (“Pre-Closing Income Tax Returns”). All such Pre-Closing Income Tax Returns shall be prepared on a basis consistent with past practice, including with respect to the jurisdictions in which such Tax Returns are filed (except as otherwise expressly provided in this Agreement or required by Applicable Law). At least forty-five (45) days prior to the date (including extensions) on which any such Pre-Closing Income Tax Return to be prepared by Seller is due, Seller shall submit such Pre-Closing Income Tax Return to Purchaser for its review and approval. In the event that Purchaser disagrees with any aspect of any such Pre-Closing Income Tax Return and provides written notice of such disagreement to Seller within twenty (20) days after receipt of such Pre-Closing Income Tax Return, time being of the essence, the parties will attempt in good faith to resolve such disagreement. In the event that such disagreement has not been resolved within five (5) days of Seller’s receipt of the written notice of disagreement, then the disagreement will be submitted to the Neutral Accountant for resolution prior to the due date or filing of such Pre-Closing Income Tax Return, applying the procedures of Section 2.4(c), mutatis mutandis (including with respect to the sharing of fees). Purchaser shall, at its expense, prepare or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Company required to be filed after the Closing Date with respect to any Tax period or portion thereof ending before the Closing Date (“Pre-Closing Tax Period”), other than Pre-Closing Income Tax Returns (“Purchaser-Prepared Tax Returns”). All such Purchaser-Prepared Tax Returns shall be prepared on a basis consistent with past practice (except as otherwise expressly provided in this Agreement or required by Applicable Law). At least thirty (30) days (except where such 30-day period is not practical, in which case as soon as practical) prior to the date (including extensions) on which any such Purchaser-Prepared Tax Return to be prepared by Purchaser is due, Purchaser shall submit such Purchaser-Prepared Tax Return to Seller for his review and approval. In the event that Seller disagrees with any aspect of any such Purchaser-Prepared Tax Return and provides written notice of such disagreement to Purchaser within fifteen

(15) days after receipt of such Purchaser-Prepared Tax Return, time being of the essence, the parties will attempt in good faith to resolve such disagreement. In the event that such disagreement has not been resolved within five (5) days of Purchaser’s receipt of the written notice of disagreement, then the disagreement will be submitted to the Neutral Accountant for resolution prior to the due date or filing of such Purchaser-Prepared Tax Return, applying the procedures of Section 2.4(c), mutatis mutandis (including with respect to the sharing of fees). If a dispute submitted to the Neutral Accountant pursuant to this paragraph has not been resolved prior to the due date for filing the applicable Tax Return (giving effect to any extensions thereto), such Tax Return shall be filed consistent with the position of the preparing party; provided, that if the Neutral Accountant rejects or modifies such party’s position, such Tax Return shall be amended and refiled to reflect the resolution of the dispute consistent with the determination of the Neutral Accountant. Seller shall be responsible for all Taxes of the Company for the Pre-Closing Tax Period shown on such Tax Returns, and shall pay such Taxes to Purchaser within three (3) days prior to the date on which such Taxes are due, by wire transfer of immediately available funds to an account designated in writing by Purchaser except to the extent such Taxes were taken into account in the calculation of the Final Base Purchase Price.

Section 7.3    Cooperation on Tax Matters.

After the Closing, upon reasonable written notice, Purchaser (or the Company) and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Company (including access to books, records and personnel) as is reasonably requested for the filing of all Tax Returns (including any extensions thereof), the making of any election related to Taxes, the preparation for any Tax Contest, and the prosecution or defense of any action related to any Tax Return; provided, that in connection with the furnishing of records, Tax Returns, or other information by Purchaser, Purchaser may redact information relating to the Purchaser, any Affiliate of the Purchaser (or the Company following Closing), or any member (other than the Company) of an Affiliated Group including Purchaser or the Company, that does not relate to the Company. Purchaser (on behalf of itself and the Company) and Seller agree to retain all books and records with respect to Tax matters and pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company or Seller within such period, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

Section 7.4    Tax Contests.

Purchaser shall notify Seller within ten (10) days of its receipt (a) of any notice of any Tax Contest or (b) of a written notice threatening any Tax Contest, in each case, relating to a Pre-Closing Tax Period of the Company, and Seller shall have the right to control such Tax Contest at his expense and to employ counsel of his choice if such Tax Contest relates solely to a period ending prior to the Closing Date; provided, Purchaser shall have the right to participate in any such Tax Contest, at its own expense, jointly with Seller. Seller shall notify Purchaser in writing of its election to control any such Tax contest within ten (10) days of his receipt of the notice of such Tax Contest. With respect to a Tax Contest which Seller elects to control, Seller shall have the right to determine, in his reasonable discretion, all issues relating to the Tax Contest; provided that (a) Seller shall not settle any Tax Contest without the prior written consent of Purchaser (which consent may not be unreasonably withheld, conditioned or delayed) and (b) Seller shall use commercially reasonable efforts to defend such Tax Contest to its final conclusion. So long as Seller is conducting the defense in accordance with the requirements of this Section 7.4, Purchaser shall cause the Company to deliver to Seller any power of attorney reasonably required to allow Seller and his counsel to represent the Company in connection with any such Tax Contest that Seller is entitled to control hereunder and shall provide Seller with such assistance as may be reasonably requested in connection with any such Tax Contest. Purchaser shall control any other Tax Contests with respect to the Company, including any Tax Contest that Seller does not elect to control pursuant to this Section 7.4, and shall have the right to assume the control of any Tax Contest which Seller fails to use commercially reasonable efforts to defend, except that (a) Purchaser shall not agree to settle any such Tax Contest, which settlement will affect the taxable income or indemnification obligations of Seller with respect to Taxes, without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed), and (b) Purchaser shall diligently defend such Tax Contest to its final conclusion. Seller, on the one hand, and Purchaser and the Company, on the other hand, each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest relates to any Pre-Closing Tax Period.

Section 7.5    Post-Closing Tax Actions.

Purchaser shall not (and Purchaser shall not permit the Company or any other Person to), (a) file (except as provided in Section 7.2) or amend any Tax Return of the Company with respect to a taxable period beginning before the Closing Date, (b) make, change, refile, revoke, amend or otherwise modify any Tax election of the Company with respect to a taxable period beginning before the Closing Date, (c) initiate voluntary contact (including through any voluntary disclosure program) with any Tax authority in respect of Taxes or Tax Returns of the Company with respect to a Pre-Closing Tax Period, (d) file any Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Company did not file such Tax Return prior to the Closing Date, or (e) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (each of (a) through (e), an “Applicable Tax Action”), in each case except with the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed). If Seller withholds its consent to an Applicable Tax Action and Purchaser disputes that Seller had the right to withhold its consent on the basis that such Applicable Tax Action is required to be taken by Applicable Law, either party may submit the dispute to the Neutral Accountant for resolution applying the procedures of Section 2.4(c), mutatis mutandis.

Section 7.6    Refunds; Payment of Tax Benefits.

(a)      To the extent any determination of the Tax liability of the Company, whether as a result of a Tax Contest, a claim for refund, the filing of an original or amended Tax Return, or otherwise, results in any refund or credit of Taxes for a Pre-Closing Tax Period paid by the Company prior to the Closing Date or by or on behalf of the Seller or from the Escrow Amount pursuant to this Agreement, Purchaser shall cause the Company to pay any such refund or credit, and any interest received thereon, to Seller within five (5) days of receipt or realization thereof by the Company, net of any reasonable out-of-pocket expenses of Purchaser or the Company in obtaining such refund or credit. This Section 7.6 shall not apply to any refund or credit attributable to the carryback of a Tax item attributable to a tax period (or portion thereof) beginning on the Closing Date. Purchaser shall, and shall cause the Company to cooperate with Seller in obtaining any such Tax refunds to which Seller would be entitled pursuant to this Section 7.6, as reasonably requested by Seller. In the event that the Company is required by a Governmental Entity to return an amount paid to Seller under this Section 7.6 to such Governmental Entity, Seller shall promptly repay such amount to the Company; provided, that Purchaser shall, at Seller’s reasonable request, provide the copy of any notice of assessment or other evidence of the requirement to repay such refund received from a Governmental Entity (provided, further, that Purchaser may delete any information therein that Purchaser deems confidential). In applying this Section 7.6, any refund or credit for a taxable period beginning prior to, and ending on or after, the Closing Date (a “Straddle Period”), will be allocated to the Pre-Closing Tax Period in accordance with the principles of Section 7.8(b).

(b)      Without duplication under any provision hereunder, Purchaser shall, or shall cause the Company to, promptly pay to Seller an amount equal to (i) (x) the Post-Closing Deduction Amount reflected on any Group Return filed for any taxable year ending on or after the Closing Date, multiplied by (y) the Purchaser Assumed Rate, reduced (but not below zero) by (ii) the cumulative amount, without duplication, of reasonable and documented out-of-pocket expenses of Purchaser and its Affiliates incurred in computing such Post-Closing Deduction Amount (each such payment, a “Transaction Tax Benefit Payment”). Any deduction that may be included in the calculation of the Post-Closing Deduction Amount for a taxable year shall be claimed on a Group Return for such taxable year to the extent permitted by Applicable Law at a “more likely than not” level of comfort as reasonably determined by Purchaser’s tax advisors. Purchaser shall promptly notify Seller of any Transaction Tax Benefit Payment after the filing of any applicable Group Return, and within ten days thereafter, shall make a payment by bank wire transfer of immediately available funds to the accounts designated in writing by Seller to Purchaser in an amount equal to (1) the Transaction Tax Benefit Payment amount, reduced by (2) the aggregate amount of the employer portion of any applicable employment, payroll, social security, unemployment or withholding Taxes related to the portion of the Transaction Tax Benefit Payment treated as compensatory payments (except to the extent previously included in Company Transaction Expenses as reflected on the Final Closing Date Schedule). The determination of any Transaction Tax Benefit Payment shall be made in the reasonable, good faith discretion of Purchaser and its Affiliates after consultation with its tax advisors and shall be accompanied by a reasonably detailed explanation delivered to Seller and such other information as is reasonably required by Seller, being binding on all parties hereto without any other party’s review of any books, records or Tax Returns of Purchaser or its Affiliates; provided, that if requested by Seller, such determination shall be verified by the Neutral Accountant, whose determination shall be final, binding and conclusive on the parties absent manifest error. The fees and disbursements of the Neutral Accountant in connection with such determination shall be paid one-half by Seller and one-half by Purchaser. Any Transaction Tax Benefit Payment shall be treated as an adjustment to the Final Base Purchase Price for all purposes unless otherwise required by Applicable Laws.

Section 7.7    Miscellaneous.

(a)      To the extent any provisions of this Article VII regarding the process for dispute resolution with respect to Taxes conflict with the provisions regarding the process for dispute resolution generally in Article VIII, the provisions of this Article VII shall control with respect to claims hereunder for Losses that are Tax-related and other disputes regarding Taxes hereunder.

(b)      For all purposes of this Agreement, the portion of the Taxes imposed on the Company with respect to the portion of a Straddle Period ending on the day immediately preceding the Closing Date, (i) in the case of any Taxes that are imposed on a periodic basis (including real and personal property Tax and whether such Tax is payable to a Governmental Entity, a landlord or other third-party) other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, and other Taxes not described in clause (i), the portion of the Taxes associated with the Pre-Closing Tax Period portion of such a Straddle Period will be determined based on an interim closing of the books as of the end of the day on the day immediately preceding the Closing Date.

(c)    All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated no later than the day immediately preceding the Closing Date and, on and after the Closing Date, the Company will not be bound thereby or have any liability thereunder. Seller and the Company will take all actions necessary to terminate such agreements.

(d)    Seller shall not, and shall cause the Company not to, take any action on the Closing Date prior to the Closing outside the ordinary course of business that is not expressly contemplated by this Agreement.

ARTICLE VIII.

SURVIVAL AND INDEMNIFICATION

Section 8.1    Survival.

Subject to Section 8.5, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing.

Section 8.2    Indemnification of Purchaser Indemnified Parties.

Subject to the limitations and other provisions of this Article VIII, from and after the Closing, Seller shall indemnify Purchaser, its officers, directors, stockholders, managers and members, and the respective successors, heirs and assigns of each of the foregoing (each, a “Purchaser Indemnified Party”) from and against Losses incurred by such Purchaser Indemnified Party after the Closing to the extent resulting from or arising out of:

(a)      Any inaccuracy in or breach of any representation or warranty made by Seller and the Company in Article III or in any certificate furnished by Seller or the Company to Purchaser pursuant to this Agreement;

(b)      Any breach by Seller or the Company or failure of Seller or the Company to perform any covenant or agreement of Seller or, to the extent requiring performance prior to or as of the Closing, the Company under this Agreement;

(c)      Any (i) Taxes of Seller for any taxable period (other than the portion of any Transfer Taxes for which Purchaser is responsible pursuant to Section 7.1), (ii) Taxes of the Company for any and all Pre-Closing Tax Periods, and (iii) any employment Taxes that may be imposed on the Company or any Affiliate of the

Company as a result of the payment of any Company Transaction Expenses; provided that, in each case, such Taxes do not include the amount of any Taxes to the extent that such Taxes (1) are taken into account in the calculation of the Final Base Purchase Price, or (2) have previously offset a Transaction Tax Benefit Payment payable to Seller pursuant to clause (2) of Section 7.6(b); and

(d)      The matters set forth on Schedule 8.2(d).

Section 8.3    Indemnification of Seller Indemnified Parties.

Subject to the limitations and other provisions of this Article VIII, from and after the Closing, Purchaser shall indemnify Seller, his Affiliates, and his, its and their respective successors, heirs and assigns (each, a “Seller Indemnified Party”) from and against Losses incurred by such Seller Indemnified Party after the Closing to the extent resulting from or arising out of:

(a)      Any inaccuracy in or breach of any representation or warranty made by Purchaser or Purchaser Parent to Seller in Article IV or in any certificate furnished by Purchaser or Purchaser Parent to Seller pursuant to this Agreement; or

(b)      Any breach by Purchaser or Purchaser Parent or failure of Purchaser or Purchaser Parent to perform any covenant or agreement of Purchaser or Purchaser Parent under this Agreement or any breach by the Company or failure of the Company to perform any covenant or agreement of the Company, to the extent requiring performance after the Closing, under this Agreement.

Section 8.4    Method of Asserting Claims.

All claims for indemnification by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a)      Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article VIII is asserted against such Indemnified Party by a Person other than a party hereto (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Third Party Claim Notice”) and the details thereof including an estimate of the claimed Losses and copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of twenty (20) days following the assertion of the Third Party Claim against the Indemnified Party; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party or shall have resulted in the expiration of the relevant time period set forth in Section 8.5. Within thirty (30) days after its receipt of the Third Party Claim Notice, the Indemnifying Party shall give notice to the Indemnified Party, in writing, of whether the Indemnifying Party elects to assume the defense of such Third Party Claim under this Article VIII.

If the Indemnifying Party notifies the Indemnified Party that it elects to assume the defense of a Third Party Claim, then, subject to the limitations and restrictions provided in the R&W Policy, such defense shall be controlled by the Indemnifying Party, who shall diligently defend such Third Party Claim to a final conclusion or settlement, at the discretion of the Indemnifying Party; provided, that unless consented to by the Indemnified Party (which consent shall not be unreasonably withheld), the Indemnifying Party shall not enter into any settlement that requires a non-monetary commitment by the Indemnified Party. The Indemnified Party will cooperate fully in such defense, including making available to the Indemnifying Party all books, records and documents within the Indemnified Party’s control or that it can reasonably obtain relating to the Third Party Claim. The Indemnified Party, at its expense, may participate in, but not control, the defense of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 8.4(a).

If the Indemnifying Party denies its obligation to indemnify the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, either party may resort to litigation in accordance with Section 8.4(c).

(b)      Other Claims. In the event any Indemnified Party has a claim under this Article VIII against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give written notice (the “Claim Notice”) and the details thereof, including an estimate of the claimed Losses and copies of all relevant information and documents, to the Indemnifying Party within a period of thirty (30) days following the discovery or receipt of notification of the claim by the Indemnified Party; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party or shall have resulted in the expiration of the time period set forth in Section 8.5. The Indemnifying Party will notify the Indemnified Party within a period of thirty (30) days after the receipt of the Claim Notice by the Indemnifying Party whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII with respect to such claim.

If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes its liability with respect to a claim described in a Claim Notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, either party may resort to litigation in accordance with Section 8.4(c).

(c)      Resolution of Disputes. Any dispute submitted to litigation pursuant to this Section 8.4(c) shall be finally and conclusively determined by litigation in a court of competent jurisdiction. Each party to this Agreement agrees that the state and federal courts located in Delaware shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, consents to submit itself to the personal jurisdiction of such courts. Each of the parties hereto (i) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (ii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than courts set forth above.

Section 8.5    Time Limits on Claims.

Except as otherwise provided in this Section 8.5, the representations and warranties of each of the parties hereto set forth in this Agreement or in any certificate delivered by any party hereto at the Closing shall survive the Closing for until the 12-month anniversary of the Closing; provided, that the Fundamental Representations shall survive the Closing until the sixth (6th) anniversary of the Closing Date, at which time they shall expire and be of no further force and effect. No claim or action shall be brought under this Article VIII for breach of any covenant or agreement contained in this Agreement more than twelve (12) months following the last day upon which such covenant or agreement is required to be performed. Notwithstanding the preceding portion of this Section 8.5, any claim relating to the breach of a representation, warranty, covenant or agreement set forth herein that is asserted in writing pursuant to Section 8.4 prior to the applicable survival end date described above shall survive until such claim is finally resolved and satisfied in accordance with this Article VIII. Purchaser and Seller agree that (a) this Section 8.5 is intended to shorten the applicable statute of limitations period(s) with respect to claims hereunder, (b) claims in respect of a breach of a representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement must be made prior to the expiration of the survival period specified for such representation, warranty, covenant or agreement in this Section 8.5, and (c) any claims for indemnification not timely made in accordance with this Article VIII shall be expressly barred and are hereby waived. For the avoidance of doubt, and notwithstanding the forgoing, (i) the survival periods set forth in this Section 8.5 shall not control with respect to the R&W Policy, which shall contain survival periods that shall control for purposes thereunder and (ii) this Section 8.5 shall survive the Closing and shall not prevent or otherwise restrict any claims after the Closing against Seller for Fraud.

Section 8.6    Additional Limitations on Indemnification.

Notwithstanding any other provision of this Agreement:

(a)      Individual Claim Threshold; Deductible.

(i)      No Purchaser Indemnified Party shall make an indemnity claim under Section 8.2(a) with respect to an individual item of Loss unless and until the amount of Losses suffered by the Purchaser Indemnified Parties (collectively) arising from the same set of facts and circumstances exceeds $15,000 (the “De Minimis Amount”); provided, however, that the De Minimis Amount shall not apply to any Losses in respect of Fraud or breaches of Fundamental Representations. All such Losses arising from the same set of facts and circumstances that do not exceed the De Minimis Amount in the aggregate shall be included when determining whether the Deductible Amount referred to in Section 8.6(a)(ii) has been satisfied.

(ii)      No Purchaser Indemnified Party shall be entitled to recover for an indemnification claim under Section 8.2(a) unless, until and only to the extent that the Purchaser Indemnified Parties (collectively) have suffered or incurred actual Losses under such Section aggregating in excess of $225,000 (the “Deductible Amount”), whereupon the Purchaser Indemnified Parties shall be entitled to claim indemnification only for the amount of such Losses in excess of the Deductible Amount, subject to the other limitations set forth herein; provided, however, that the Deductible Amount shall not apply to any Losses in respect of Fraud or breaches of Fundamental Representations.

(b)    Recourse Limitations.

(i)      Purchaser acknowledges and agrees that, with respect to any indemnification claim pursuant to Section 8.2(a), other than with respect to breaches of Fundamental Representations or the committing of Fraud, (A) the Purchaser Indemnified Parties shall be entitled to indemnification under this Agreement exclusively from the Escrow Amount and the insurer pursuant to the R&W Policy and from no other source or Person, and (B) no Purchaser Indemnified Party shall seek any recovery from any source or Person other than the Escrow Amount and the insurer under the R&W Policy.

(ii)      Purchaser acknowledges and agrees that, with respect to any indemnification claim pursuant to Section 8.2(a) with respect to breaches of Fundamental Representations (other than with respect to the committing of Fraud), or any indemnification claim pursuant to Section 8.2(c) that is subject to indemnification coverage under the R&W Policy, the Purchaser Indemnified Parties shall be required to seek recovery, subject to any other limitations under this Article VIII, from the Escrow Amount and the insurer under the R&W Policy and from no other source or Person; provided that, if and only to the extent the Escrow Amount has been fully depleted and amount of the policy limit under the R&W Policy has been fully paid thereunder, the Purchaser Indemnified Parties may pursue recovery for any such indemnification claim directly against Seller, subject to the other limitations under this Article VIII.

(c)    Order of Satisfaction of Other Claims; Overall Limitation.

(i)      To the extent that any indemnifiable Losses for which a Purchaser Indemnified Party is seeking recovery pursuant to Section 8.2(b) are covered by the R&W Policy, then the Purchaser Indemnified Parties shall use commercially reasonable efforts to recover such Losses from the insurer(s) under the R&W Policy prior to seeking to recover such Losses directly from Seller pursuant to this Section 8.6(c)(i).

(ii)      With respect to any indemnification claim pursuant to Section 8.2(d), the Purchaser Indemnified Parties shall be permitted to seek recovery directly against Seller and shall not be required to first seek recovery from any then-remaining Escrow Amount.

(iii)      Except in the case of Fraud, Seller shall not have aggregate liability under this Agreement or with respect to the Transactions for any amount in excess of the amount of the Total Consideration actually received by Seller.

(d)      Special Damages. NO CLAIMS OR CAUSES OF ACTION ARISING UNDER OR RESULTING FROM THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE ASSERTED BY ANY PERSON FOR PUNITIVE, SPECIAL, EXEMPLARY, CONTINGENT, INCIDENTAL, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUE), FOR DIMINUTION IN VALUE, FOR CLAIMS BASED ON A MULTIPLE OF EBITDA, OTHER TRANSACTION MULTIPLE OR OTHER SIMILAR METRIC, OR FOR ANY OTHER DAMAGES OTHER THAN ACTUAL OUT-OF-POCKET DAMAGES; PROVIDED, THAT ACTUAL OUT-OF-POCKET DAMAGES SHALL INCLUDE DAMAGES OF THE TYPE DESCRIBED ABOVE IF A THIRD PARTY SUCCESSFULLY RECOVERS SUCH DAMAGES FROM AN INDEMNIFIED PARTY IN A THIRD PARTY CLAIM.

(e)    Other Limitations.

(i)      The amount an Indemnified Party shall be entitled to receive from the Indemnifying Party with respect to an item of Loss shall be reduced by and net of (A) any recovery actually received by such Indemnified Party from any other Person with respect to such Loss (including insurance proceeds, indemnification rights, counterclaims, warranties, subrogation actions and the like) and (B) any Tax Benefit with respect to such Loss. Purchaser shall, and shall cause the Company to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other third party recovery is made by Purchaser, the Company, or any of their Affiliates with respect to any Losses for which any Purchaser Indemnified Party has been indemnified by the Escrow Amount or Seller hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Escrow Agent or Seller, as applicable; provided, that if the Escrow Agreement has expired or been terminated, such payment shall be made directly to Seller. The Indemnifying Party shall be subrogated to all rights of the Indemnified Party against other Persons in respect of any Losses indemnified by the Indemnifying Party hereunder.

(ii)      No Purchaser Indemnified Party shall be entitled to receive indemnification for any Losses to the extent such Losses are reserved or provided for in the Final Closing Date Schedule and reflected in the determination of the Final Stockholder Equity.

(iii)      Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be determined without regard and without giving effect to the term “material” or “material adverse effect” or similar phrases contained in such representation or warranty, as if such word were deleted from such representation and warranty.

(iv)      After becoming aware of any event or occurrence that could reasonably be expected to give rise to an indemnification right hereunder, each Person entitled to indemnification shall take commercially reasonable steps to mitigate all Losses arising therefrom.

(v)      Any indemnification obligation under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such obligation constituting a breach of more than one representation, warranty, covenant or agreement hereunder.

Section 8.7    Exclusive Remedies.

If the Closing occurs, the remedies provided in this Article VIII shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the Transactions and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for Fraud and disputes required to be resolved pursuant to Section 2.4; provided, that the foregoing shall not limit the availability to any party hereto of injunctive and other equitable relief, including specific performance. In furtherance of the foregoing, to the extent that Purchaser Indemnified Parties suffer or incur any Losses for which they may assert any other right to indemnification, contribution or recovery against Seller under any common law or other Applicable Law, Purchaser hereby (a) waives, releases and agrees not to assert such right, and (b) agrees to cause each of the Purchaser Indemnified Parties to waive, release and agree not to assert such right, except in the case of Fraud.

Section 8.8    Specific Performance.

Each of the parties hereto acknowledges that the rights of each other party to consummate the Transactions are special, unique and of extraordinary character and that, in the event that a party violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, then each other party may be without an adequate remedy at law. Each party agrees, therefore, that in the event it violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, each other party may, in addition to any remedies hereunder for damages or other relief, institute and prosecute an action to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 8.9    Treatment of Indemnification Payments.

Any payment made after the Closing pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to the Final Base Purchase Price for all purposes unless otherwise required by Applicable Laws.

ARTICLE IX.

TERMINATION OF AGREEMENT

Section 9.1    Termination of this Agreement.

This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing Date:

(a)    By the mutual written consent of Purchaser and Seller;

(b)    By Purchaser if a breach of any representation, warranty, covenant or other provision of this Agreement has been committed by Seller or the Company, which breach would give rise to the failure of any of the conditions set forth in Section 6.1, and such breach has not been either (i) waived in writing by Purchaser, or (ii) if capable of being cured, cured within thirty (30) days after written notice of such breach is delivered by Purchaser to Seller;

(c)    By Seller if a breach of any representation, warranty, covenant or other provision of this Agreement has been committed by Purchaser or Purchaser Parent, which breach would give rise to the failure of any of the conditions set forth in Section 6.2, and such breach has not been either (i) waived in writing by Seller, or (ii) if capable of being cured, cured within thirty (30) days after written notice of such breach is delivered by Seller to Purchaser;

(d)    By Purchaser if any of the conditions precedent set forth in Section 6.1 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied on or before December 31, 2022, other than as a result of the failure of Purchaser or Purchaser Parent to comply with their respective obligations under this Agreement, and Purchaser has not waived such condition on or before such date; or

(e)    By Seller if any of the conditions precedent set forth in Section 6.2 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied on or before December 31, 2022, other than as a result of the failure of Seller or the Company to comply with their respective obligations under this Agreement, and Seller has not waived such condition on or before such date.

Section 9.2    Effect of Termination.

If this Agreement is terminated under Section 9.1 above, no party hereto shall have any further rights or obligations under this Agreement, except (a) for the provisions of Section 5.2(c) and Section 10.1, which shall survive the termination of this Agreement in accordance with their respective terms, and (b) the foregoing shall not relieve any party of any liability resulting from such party’s Fraud or intentional material breach of this Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.1    Fees and Expenses.

All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses whether or not the Transactions are consummated, except as specifically provided to the contrary in this Agreement. Purchaser, on the one hand, and Seller, on the other hand, shall share equally the underwriting fee, premium cost, and broker’s fees and commissions incurred to obtain the R&W Policy (whether incurred before or after the date hereof) (the “R&W Policy Costs”). Purchaser, on the one hand, and Seller, on the other hand, shall share equally the costs and expenses of the Escrow Agent (except to the extent the Escrow Agreement otherwise provides).

Section 10.2    Amendment and Modification.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3    Notices.

All notices, requests, instructions, demands, documents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by nationally-recognized overnight courier or electronic mail to a party at the addresses set forth below for such party or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a nationally-recognized courier service that guarantees overnight delivery, on the Business Day after the date when sent for overnight delivery, and (c) in the case of electronic mail, on the date sent (or on the first Business Day following the date sent if the date sent is not a Business Day), and only if followed by delivery of an original via a nationally-recognized overnight courier service that guarantees overnight delivery:

IF TO PURCHASER OR PURCHASER PARENT, TO:

Civista Bancshares, Inc.

100 East Water Street

Sandusky, OH 44870

Attention: Lance A. Morrison, General Counsel

Email: lamorrison@civista.bank

and a copy (which will not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

Attention: Anthony D. Weis

Email: adweis@vorys.com

IF TO SELLER, TO:

Frederick Summers

7371 Monteverde Way

Naples, FL 34119

Email: fred@vfgusa.com

and a copy (which will not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Attention:       Brian D. Mesibov

Email:             brianmesibov@mvalaw.com

Section 10.4    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, or in any manner complying with U.S. Federal ESIGN Act of 2000 or similar provisions of Delaware law such as digital signatures provided by DocuSign or any other digital signature provider shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.5    Entire Agreement; No Third Party Beneficiaries.

This Agreement and the other Transaction Documents constitute the final, complete and exclusive statement of the agreement between the parties with respect to the subject matter hereof and supersede all prior written agreements and all prior or contemporaneous oral agreements with respect to the subject matter hereof. Except as expressly provided herein (including in Section 5.8 and Article VIII), this Agreement shall not confer any third-party beneficiary rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 10.6    Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7    Governing Law.

This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware without regard to its choice of law rules.

Section 10.8    Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATION IN THIS Section 10.8.

Section 10.9    Retention of Counsel.

In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Seller shall have the right, at his election, to retain Moore & Van Allen PLLC to represent them in such matter, and Purchaser, for itself and the Company, and for their respective Affiliates, successors and assigns, hereby irrevocably consents to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company. Purchaser, for itself and (after the Closing) the Company, and for their respective Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between the Company and counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with, this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of the Company and its counsel and would not be subject to disclosure to Purchaser in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between Seller and such counsel, and neither

Purchaser nor any Person purporting to act on behalf of or through Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Company and not Seller. Seller may assert the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privilege or immunity against Purchaser and (after the Closing) the Company or any of their respective Affiliates, successors and assigns to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser, the Company or any of their respective Affiliates, on the one hand, and a third party (other than a Party to this Agreement or any of their respective Affiliates) on the other hand, Purchaser, the Company and any of their respective Affiliates may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications by Moore & Van Allen PLLC to such third party; provided, that neither the Company nor any of its Affiliates may waive any such privilege without the prior written consent of Seller.

Section 10.10    Waiver.

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 10.11    Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.12    Exhibits and Schedules.

Each Schedule and Exhibit hereto referred to in this Agreement is hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. Any disclosure of a party made in any Schedule that may be applicable to another Schedule shall be deemed to be made with respect to such other Schedule, so long as it is reasonably apparent on its face that such disclosure would also apply to such other Schedule, notwithstanding the presence or absence of any reference in this Agreement to the existence of such other Schedule in the representation or warranty in which such a reference would appear, and notwithstanding the presence or absence of any cross-reference thereto. The inclusion of any information in any Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Furthermore, the inclusion of any information in any Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement.

Section 10.13    Further Assurances.

From time to time at or after the Closing Date, at the request of the other, Purchaser and Seller will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the Transactions.

Section 10.14    Interpretation.

(a)      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)      Use of Includes or Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)      References to this Agreement, Sections or Exhibits. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references in this Agreement are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)      Grammatical Forms. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The conjunction “or” when used herein includes both the conjunctive and the disjunctive.

(e)      References to Parties. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. The words “party” or “parties” shall refer to parties to this Agreement unless otherwise specified.

(f)      References to Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)      Drafting of this Agreement. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned parties have executed this Stock Purchase Agreement as of the date first written above.

SELLER:

/s/ Frederick S. Summers
Name:	Frederick S. Summers

COMPANY:

VISION FINANCIAL GROUP, INC.

By: /s/ Frederick S. Summers
Name:	Frederick S. Summers
Title:	Chairman

PURCHASER:

CIVISTA BANK

By: Dennis G. Shaffer
Name:	Dennis G. Shaffer
Title:	Chief Executive Officer and President

PURCHASER PARENT:

CIVISTA BANCSHARES, INC.

By: Dennis G. Shaffer
Name:	Dennis G. Shaffer
Title:	Chief Executive Officer and President

LIST OF EXHIBITS

EXHIBIT A	-	Sample Stockholder Equity Calculation

EXHIBIT B	-	Escrow Agreement

EXHIBIT C	-	Earn-Out Share Agreements

EXHIBIT D	-	Noncompetition Agreement

EXHIBIT E	-	Key Employee Agreement